     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               INTELLIGROUP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            NEW JERSEY                           7373                           11-2880025
     (STATE OF INCORPORATION)        (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
                                     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                              517 ROUTE ONE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (908) 750-1600
                         (ADDRESS AND TELEPHONE NUMBER
  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                  ASHOK PANDEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               INTELLIGROUP, INC.
                              517 ROUTE ONE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (908) 750-1600
                      (NAME, ADDRESS, AND TELEPHONE NUMBER
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               DAVID J. SORIN, ESQ.                               MARK G. BORDEN, ESQ.
              ANDREW P. GILBERT, ESQ.                             BRENT B. SILER, ESQ.
                BUCHANAN INGERSOLL                                  HALE AND DORR LLP
               500 COLLEGE ROAD EAST                         1455 PENNSYLVANIA AVENUE, N.W.
            PRINCETON, NEW JERSEY 08540                          WASHINGTON, D.C. 20004
                  (609) 987-6800                                     (202) 942-8400

                            ------------------------
     APPROXIMATE DATE OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================

                                                                                PROPOSED
                                                               PROPOSED         MAXIMUM
                                                               MAXIMUM         AGGREGATE
         TITLE OF EACH CLASS OF             AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED           REGISTERED      PER SHARE(1)       PRICE(1)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............   1,150,000(2)        $10.79        $12,408,500       $3,760.16
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, based on the average of the high and low prices per share of Common Stock of the Registrant as reported on the Nasdaq National Market on June 9, 1997.
(2) Includes 150,000 shares subject to the Underwriter's over-allotment option.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION DATED JUNE 13, 1997
                                1,000,000 SHARES

                                      LOGO
                                  COMMON STOCK

     All of the shares of Common Stock offered hereby are being sold by Intelligroup, Inc. ("Intelligroup" or the "Company"). The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ITIG." On June 12, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $10.625 per share. See "Price Range of Common Stock." Upon completion of this offering, certain of the Company's current officers, directors and affiliated entities will together beneficially own approximately 66% of the Company's outstanding Common Stock. See "Risk Factors" and "Principal Shareholders."

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                                                     Price to       Underwriting      Proceeds to
                                                      Public         Discount(1)      Company(2)
----------------------------------------------------------------------------------------------------
Per Share.....................................          $                 $                $
Total(3)......................................          $                 $                $
================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses, estimated to be $230,000, payable by the Company.
(3) The Company has granted the Underwriter a 30-day option to purchase up to 150,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriter exercises this option in full, the Price to
    Public will total $          , the Underwriting Discount will total
    $          and the Proceeds to Company will total $          . See
    "Underwriting."

     The shares of Common Stock are offered by the Underwriter named herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of Montgomery Securities on or about
              , 1997.

                             ---------------------

                             MONTGOMERY SECURITIES

                                            , 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and to such exhibits and schedules filed therewith. Statements contained herein as to the content of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the offices of the Securities and Exchange Commission (the "Commission") as described in the following paragraph.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of filed reports, proxy and information statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "ITIG," and such reports, proxy and information statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing and the purchase of Common Stock to cover short positions. For a description of these activities, see "Underwriting."

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITER AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus, including information under "Risk Factors." Except as otherwise noted herein, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option.

                                  THE COMPANY

     Intelligroup provides a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company has grown rapidly since 1994 when it made a strategic decision to diversify its customer base by expanding the scope of its integration and development services and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions. In 1995, the Company became a SAP National Implementation Partner and also began to utilize Oracle products to diversify its service offerings. In 1997, the Company achieved National Logo Partner status with SAP. The Company believes such status and designation result in direct referrals and in enhanced industry recognition. Also in 1997, the Company began to provide implementation services to PeopleSoft and Baan licensees to further diversify its service offerings. The Company's custom software development services are enhanced by its exclusive access to qualified and experienced programmers at its affiliated Advanced Development Center located in India and connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links. The Company provides its services directly to end-user organizations or as a member of consulting teams assembled by other information technology consulting firms. The number of customers billed by the Company has grown substantially from three customers in 1993 to 117 customers for the year ended December 31, 1996. The Company's customers are Fortune 1000 and other large and mid-sized companies, as well as other information technology consulting firms, and include AT&T, Bristol-Myers Squibb, Ernst & Young LLP, IBM, ICS Deloitte & Touche LLP and Price Waterhouse LLP.

     Many large and mid-sized businesses face a rapidly changing business environment, intense global competition and accelerating technological change. To remain competitive, businesses are implementing and utilizing advanced information technology solutions that enable them to redesign their business processes in such areas as product development, service delivery, manufacturing, sales and human resources. Concurrently, businesses are migrating from legacy systems running proprietary software to open systems and client/server systems. Such client/server systems, when developed and implemented appropriately, enable the creation and utilization of more functional and flexible applications which are critical to the competitive needs of businesses. Organizations often acquire packaged enterprise-wide business software applications for client/ server systems, including those offered by leading vendors, such as SAP, Oracle, PeopleSoft or Baan, and implement or customize these applications to match their needs. Organizations also may develop customized software applications designed for their specific business needs. Since organizations often lack sufficient technical resources necessary to design, develop and implement emerging information technology solutions on a timely basis, many businesses increasingly engage experienced outside specialists to develop and implement solutions, in shorter timeframes and at lower costs, while reducing implementation risks. As a result, demand for information technology services has grown significantly.

     Intelligroup provides information technology services to develop and implement cost-effective client/ server business solutions on a timely basis by combining its expertise in a wide range of technologies and business processes with its proprietary implementation methodology and development tools. The Company's consultants have expertise with SAP, Oracle, PeopleSoft and Baan products and with a wide variety of leading computing technologies. The Company has developed a proprietary implementation methodology, "4 SIGHT", which is designed to minimize the time required to develop and implement SAP, Oracle and Baan solutions for its customers. "4 SIGHT" is designed to be technology independent and modular so that it may be utilized by the Company's consultants and project managers in other packaged applications development or software customization projects.

     The Company's objective is to be a leading provider of a wide range of information technology services. The Company's strategy to achieve this objective is to: (i) accelerate a shift from implementation assignments to turnkey project management engagements; (ii) maintain and expand long-term customer relationships; (iii) leverage and expand strategic relationships, including existing relationships with SAP and Oracle; (iv) maintain technological leadership and enhance its proprietary implementation methodology and development tools; (v) continue to attract and retain skilled, motivated technical employees; and (vi) expand its global sales and marketing efforts.

     The Company was incorporated in New Jersey in October 1987 under the name Intellicorp, Inc. The Company's name was changed to Intelligroup, Inc. in July 1992. The Company's executive offices are located at 517 Route One South, Iselin, New Jersey 08830, and its telephone number is (908) 750-1600.

     "Intelligroup," " "4 SIGHT"," " "4 SIGHT"plus" and the Company's logo are service marks and OPMS and OIM are trademarks of the Company. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                                  THE OFFERING

Common Stock offered by the Company..........  1,000,000 shares
Common Stock to be outstanding after
  the offering...............................  11,778,267 shares(1)
Use of proceeds..............................  For general corporate purposes, including working capital and possible acquisitions.
                                               See "Use of Proceeds."
Nasdaq National Market Symbol................  ITIG

---------------
(1) Based upon the number of shares outstanding as of June 10, 1997. Excludes 885,383 shares of Common Stock issuable upon the exercise of stock options outstanding as of that date granted under the Company's 1996 Stock Plan, 120,795 of which were then exercisable, and 80,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of that date granted under the Company's 1996 Non-Employee Director Stock Option Plan, none of which were then exercisable. See "Management -- 1996 Stock Plan" and "Management -- 1996 Non-Employee Director Stock Option Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      THREE MONTHS
                                                                                          ENDED
                                              YEAR ENDED DECEMBER 31,                   MARCH 31,
                                  -----------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:

  Revenue.......................  $   481   $   933   $ 6,800   $24,589   $47,189   $ 8,710   $15,738
  Gross profit..................      129       305       958     4,568    13,584     2,287     4,402
  Operating income (loss).......        1         6       (28)      116     3,676       643     1,316
  Income (loss) before
     extraordinary charge.......        1         6      (437)   (1,059)    1,941       227       837
  Extraordinary charge(1).......       --        --        --        --    (1,148)       --        --
  Net income (loss).............        1         6      (437)   (1,059)      793       227       837
  Income (loss) per share before
     extraordinary charge.......     0.00      0.00     (0.03)    (0.08)     0.18      0.02      0.08
  Net income (loss) per share...  $  0.00   $  0.00   $ (0.03)  $ (0.08)  $  0.07   $  0.02   $  0.08
  Shares used in per share
     calculation(2).............   13,737    13,737    13,737    13,737    10,989    13,737    10,889

                                                                                 MARCH 31, 1997
                                                             DECEMBER 31,   ------------------------
                                                                 1996       ACTUAL    AS ADJUSTED(3)
                                                             ------------   -------   --------------
BALANCE SHEET DATA:

  Cash and cash equivalents................................    $  7,479     $ 5,330      $ 15,194
  Working capital..........................................      15,713      15,406        25,270
  Total assets.............................................      21,262      21,856        31,720
  Shareholders' equity.....................................      17,162      17,999        27,863

---------------
(1) The extraordinary charge relates to the early extinguishment of the Company's subordinated debentures, net of an income tax benefit of $296,000. See Note 3 of Notes to Consolidated Financial Statements.

(2) In April 1996, 4,881,066 shares were repurchased by the Company from its then current shareholders, Messrs. Pandey, Koneru and Valluripalli, and such shares were cancelled by the Company. See "Capitalization."

(3) Adjusted to reflect the estimated net proceeds from the sale of 1,000,000 shares of Common Stock offered by the Company hereby. See "Use of Proceeds."

                                  RISK FACTORS

     Certain statements included in this Prospectus, including without limitation, statements regarding the Company's intention to shift to higher margin turnkey management assignments and more complex projects and to utilize its proprietary implementation methodology in an increasing number of projects, the Company's objective to grow through strategic acquisitions and trends in future operating performance, are forward-looking statements within the meaning of Section 27A of the Securities Act. Other forward-looking statements may be identified by the use of words such as "believe," "anticipate" and "expect." The factors discussed below could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information contained in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the shares of Common Stock offered hereby.

SUBSTANTIAL VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's historical operating results have varied substantially from quarter to quarter, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in revenue in any fiscal quarter would result in lower profitability in that quarter. A variety of factors, many of which are not within the Company's control, influence the Company's quarterly operating results, including seasonal patterns of hardware and software capital spending by customers, information technology outsourcing trends, the timing, size and stage of projects, new service introductions by the Company or its competitors, levels of market acceptance for the Company's services or the hiring of additional staff. Operating results also may be impacted by changes in the Company's billing and employee utilization rates. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Demand for the Company's services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

MANAGEMENT OF GROWTH

     The Company's growth has placed significant demands on its management, administrative and operational resources. The Company's revenue increased from $6.8 million in 1994, to $24.6 million in 1995 and to $47.2 million in 1996. From January 1, 1995 through March 31, 1997, the Company's staff increased 282% from 113 to 432 full-time employees. The Company's ability to manage its growth effectively will require the Company to continue developing and improving its operational, financial and other internal systems, as well as its business development capabilities, and to attract, train, retain, motivate and manage its employees. In addition, the Company's future success will depend in large part on its ability to continue to maintain high rates of employee utilization at profitable billing rates and maintain project quality, particularly if the size and scope of the Company's projects increase. In addition, other than the Company's Chief Financial Officer, none of the Company's senior management previously has managed a business of the Company's scale or scope or has any previous experience managing a public company. If the Company is unable to manage its growth and projects effectively, such inability could have a material adverse effect on the quality of the Company's services and products, its ability to retain key personnel and its ability to report financial results in an accurate and timely manner which could have a material adverse effect on the Company's business, financial condition and results of operations.

WEAKNESSES IN INTERNAL CONTROLS

     Following the audit of the Company's consolidated financial statements for the year ended December 31, 1995, the Company received a management letter from its independent public accountants, Arthur Andersen LLP, which set forth significant deficiencies and material weaknesses in the Company's internal control structure. The Company's independent public accountants noted that, during 1995, the Company's internal control structure had two material weaknesses: (i) the Company did not reconcile its supporting records to the general ledger or perform meaningful account analysis; and (ii) the Company did not maintain, summarize or reconcile any books or records for its foreign operations. The Company first hired a Chief Financial Officer in January 1996 and in March 1996 it implemented an accounting system capable of generating information and reports necessary to appropriately manage the Company. The Company continues to develop and implement a system of internal controls and otherwise develop an appropriate administrative infrastructure. Following the audit of the Company's consolidated financial statements for the year ended December 31, 1996, the Company's independent public accountants issued a management letter which, although it did set forth significant deficiencies, did not specify any material weaknesses in the Company's internal control structure. The failure to continue to develop and maintain an effective internal control structure could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE FINANCIAL RESULTS

     The Company's strategic decision in 1994 to diversify its customer base and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions resulted in significant growth and a major change of the Company's business. As a result, the Company has a limited operating history within its current line of business. Despite the fact that the Company recognized substantially increased revenue during the years ended December 31, 1994 and 1995, the Company incurred net losses of $437,000 and $1.1 million for such respective periods. Although the Company had net income of $793,000 for the year ended December 31, 1996 and $837,000 for the three months ended March 31, 1997, there can be no assurance that the Company will continue to achieve profitable levels of operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

DEPENDENCE ON SAP

     During the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1997, 33%, 69%, 74% and 69% of the Company's revenue, respectively, was derived from projects in which the Company implemented software developed by SAP, a major international German-based software company and a leading vendor of client/server application software for business applications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's future success in its SAP-related consulting services depends largely on its continued relationship with SAP America, SAP's United States affiliate, and on its continued status as a SAP National Logo Partner. The Company executed its SAP National Logo Partner Agreement in April 1997 and previously had been a SAP National Implementation Partner since 1995. Such status is awarded by SAP on an annual basis pursuant to contract. The Company's current contract expires on December 31, 1997 and is automatically renewed for a successive one-year period, unless terminated by either party. While the Company has no reason to believe that its contract with SAP will not be renewed or that the scope of such contract will be modified or limited in a manner adverse to the Company, there can be no assurance that such contract will be renewed on terms acceptable to the Company, if at all. In addition, in the event that SAP is unable to maintain its leadership position within the business applications software market, if the Company's relationship with SAP deteriorates, or if SAP elects to compete directly with the Company, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business."

SUBSTANTIAL RELIANCE ON KEY CUSTOMERS

     The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and projects. For the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1997, the Company's ten largest customers accounted for in the aggregate approximately 61%, 56%, 66% and 67% of its revenue, respectively. During 1995, Ernst & Young LLP and Price Waterhouse LLP each accounted for more than 10% of revenue. In 1996 and the three months ended March 31, 1997, Price Waterhouse LLP and Bristol-Myers Squibb each accounted for more than 10% of revenue. For the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1997, 64%, 50%, 44% and 38%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by other information technology consulting firms, which also may be competitors of the Company. Such firms included Andersen Consulting, Ernst & Young LLP, ICS Deloitte & Touche LLP, KPMG Peat Marwick LLP, Price Waterhouse LLP and other information technology consulting firms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers." There can be no assurance that such information technology consulting firms will continue to engage the Company in the future and at current levels of retention. In addition, the volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year or quarter may not continue to use the Company's services. The loss of any large customer or project could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."

     Most of the Company's contracts are terminable by the customer with limited advance notice, typically not more than 30 days, and without significant penalty, generally limited to fees earned and expenses incurred by the Company through the date of termination. The cancellation or significant reduction in the scope of a large contract could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."

     The Company provides services to its customers primarily on a time and materials basis. Recently, however, the Company has bid on certain projects in which it, at the request of the potential clients, offered a fixed price for its services. The Company believes that, as it pursues its strategy of making turnkey project management a larger portion of its business, it will likely be required to offer fixed price projects to a greater degree. The Company has had limited prior experience in pricing and performing under fixed price arrangements. There can be no assurance that the Company will be able to complete such projects within the fixed price and required timeframes. The failure to perform within such fixed price contracts, if entered into, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a customer's expectations in the performance of its services could result in a material adverse change to the customer's operations giving rise to claims for damages against the Company or causing damage to the Company's reputation, adversely affecting its business, financial condition and results of operations. In addition, certain of the Company's agreements with its customers require the Company to indemnify the customer for damages arising from services provided to, or on behalf of, such customer. Such indemnification could have a material adverse effect on the Company's financial condition and results of operations. Under certain of the Company's customer contracts, the Company warrants that it will repair errors or defects in its deliverables without additional charge to the customer. The Company has not experienced, to date, any material claims against such warranties. The Company currently is seeking to purchase and maintain errors and omissions insurance to insure the Company for damages and expenses incurred in connection with alleged negligent acts, errors or omissions. There can be no assurance that such insurance will be available to the Company on acceptable terms, if at all. See "Business -- Customers."

HIGHLY COMPETITIVE INFORMATION TECHNOLOGY SERVICES INDUSTRY

     The markets for the Company's services are highly competitive. The Company believes that its principal competitors include the internal information systems groups of its prospective customers, as well as technology consulting and systems integration firms, including the "Big Six" accounting firms, IBM Global Services, Cambridge Technology Partners, SHL Systemhouse (a subsidiary of MCI), and Computer Sciences Corporation, and the consulting divisions of software applications vendors, some of which also are customers of the Company. Many of the Company's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into the Company's markets and the Company has faced, and expects to continue to face, additional competition from new entrants into its markets.

     The Company believes that the principal competitive factors in its markets include quality of service and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate project managers and other senior technical staff, the development by others of services that are competitive with the Company's services and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its existing and new competitors. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

     The Company's success will depend in part on its ability to develop solutions that keep pace with continuing changes in information technology, evolving industry standards and changing customer objectives and preferences. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services non-competitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company for the foreseeable future will depend largely on the continued services of its key executive officers and leading technical personnel. Each executive officer has entered into an employment agreement with the Company which contains non-competition, non-disclosure and non-solicitation covenants that extends for a period ranging from one to two years following termination of employment. See "Management -- Employment Agreements, Indemnification Agreements and Non-Competition, Non-Disclosure and Non-Solicitation Agreements." In addition, each of the leading technical personnel has entered into an agreement with the Company which contains non-competition, non-disclosure and non-solicitation provisions. See
"Business -- Employees." The Company maintains, and is the beneficiary of, life insurance policies on the lives of Ashok Pandey, Rajkumar Koneru and Nagarjun Valluripalli. The face amount of each such policy is $1.0 million. See "Management -- Key Man Insurance." The Company does not maintain key man life insurance on any of its other executive officers or employees. There can be no assurance that the departure of one or more of such key personnel would not have a material adverse effect on the Company's financial condition and results of operations.

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

     The Company's business is labor intensive and, therefore, the Company's success will depend in large part upon its ability to attract, retain, train and motivate highly-skilled employees, particularly project managers and other senior technical personnel. There is significant competition for employees with the skills required to perform the services the Company offers. Qualified project managers and senior technical staff, including in particular, personnel with development experience, are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be successful in attracting a sufficient number of highly skilled employees in the future, or that it will be successful in retaining, training and motivating the employees it is able to attract. Any inability to do so could impair the Company's ability to adequately manage and complete its existing projects and to bid for or obtain new projects and adversely affect the Company's business, financial condition and results of operations. See
"Business -- Employees."

ACQUISITION RISKS

     The Company may acquire other businesses with services complementary to those offered by the Company. The Company intends to evaluate potential acquisitions in the ordinary course of business and aggressively pursue attractive businesses. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are being negotiated or planned as of the date of this Prospectus. The success of such acquisitions, if any, depends not only upon the Company's ability to acquire complementary businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel, and to retain customers of acquired firms.

Furthermore, there can be no assurance that financing for any such transactions will be available on satisfactory terms, or that the Company will be able to accomplish its objectives as a result of any such transaction or transactions. Finally, acquisitions also may involve a number of specific risks including: possible adverse short-term effects on the Company's operating results; diversion of management's attention; amortization of acquired intangible assets; and risks associated with unanticipated problems, liabilities or contingencies. See "Use of Proceeds."

UNCERTAINTIES RESULTING FROM PENDING LITIGATION MATTERS AND ADMINISTRATIVE PROCEEDINGS

     The Company is involved in disputes with third parties, including certain former employees and other information technology consulting firms. Such disputes have resulted in litigation with such parties and, although the Company is a plaintiff in one of such matters, the Company is subject to claims and counterclaims for damages and has incurred, and likely will continue to incur, legal expenses in connection with such matters. There can be no assurance that such litigation will result in favorable outcomes for the Company. These matters also may result in diversion of management time and effort from the operations of the business. There can be no assurance that damages, if any, and related legal expenses and management diversion from operations will not have a material adverse effect on the Company's business, reputation, financial condition or results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Business -- Legal Proceedings."

RELIANCE ON INTELLECTUAL PROPERTY RIGHTS

     The Company relies upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its proprietary rights. The Company's future success is dependent, in part, upon its proprietary implementation methodology and toolset, "4 SIGHT" and "4 SIGHT" plus, development tools and other intellectual property rights. The Company enters into confidentiality agreements with its employees, generally requires that its consultants and customers enter into such agreements, and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights. See "Business -- Intellectual Property Rights" and "Business -- Legal Proceedings."

     Although the Company believes that its trademarks, service marks, services, methodology and development tools do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, or that if asserted, any such claim will be successfully defended. See "Business -- Intellectual Property Rights."

INTERNATIONAL OPERATIONS

     While international operations historically have accounted for an insignificant portion of the Company's revenue, the Company anticipates that in the future a larger percentage of its revenue may be derived from international operations. To date, the Company has established foreign operations in New Zealand, the United Kingdom and Singapore. In order to expand sales on an international basis, the Company may establish additional foreign operations. In addition, the Company has established operations in India by forming an affiliation with Intelligroup Asia Private Limited ("Intelligroup Asia"), an entity which currently is wholly-owned by Messrs. Pandey, Koneru and Valluripalli, certain of the Company's principal shareholders. The Company and Messrs. Pandey, Koneru and Valluripalli have entered into an agreement pursuant to which the Company will acquire, subject to necessary Indian government approvals, all of the outstanding capital stock of Intelligroup Asia for nominal consideration. See "Certain Transactions." Increasing foreign operations likely will require significant management attention and financial resources and could materially adversely affect the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company will be able to increase international market demand for its services. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, longer accounts receivable payment cycles, difficulties in managing international operations and potential foreign tax consequences, including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws and regulations. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales, if any, and, consequently, on the Company's business, financial condition or results of operations. See "Business -- Sales and Marketing."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, an aggregate of 3,988,917 shares, consisting of: (i) the 1,000,000 shares offered hereby; (ii) the 2,846,250 shares offered and sold pursuant to the Company's initial public offering of its Common Stock consummated in October 1996; and (iii) an aggregate of 142,667 shares, including 100,000 shares resold by certain shareholders pursuant to the provisions of Rule 144 under the Securities Act and 42,667 shares which were issued upon the exercise of vested stock options pursuant to the provisions of Rule 701 under the Securities Act, will be freely tradeable by persons other than "affiliates" of the Company without restriction. Of the remaining 7,789,350 shares held by certain current shareholders of the Company, 6,606,662 shares are subject to "lock-up" agreements under which the holders of such shares (Messrs. Pandey, Koneru and Valluripalli) have agreed not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of the Underwriter for a period of 90 days following the date of this Prospectus. The Underwriter may, in its sole discretion, and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Subject to such lock-up arrangements, all of such shares of Common Stock are eligible for resale in accordance with the provisions of Rule 144, including, without limitation, the volume limitations thereunder. The holders of 1,182,688 of such shares also have certain registration rights. See "Description of Capital Stock -- Registration Rights." Of the shares of Common Stock issuable upon the exercise of outstanding options, 120,795 shares are eligible for immediate resale in the public market, subject to compliance with Rules 144 and 701. The Company intends to file a Registration Statement on Form S-8 shortly after the consummation of this offering to register an aggregate of 1,547,333 shares of Common Stock issuable upon stock options granted, or to be granted, under its 1996 Stock Plan and 1996 Non-Employee Director Stock Option Plan. Sales of substantial amounts of the Common Stock in the public market, whether by purchasers in the offering or other shareholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

CONTROL BY MANAGEMENT AND EXISTING SHAREHOLDERS

     Upon completion of this offering, Messrs. Pandey, Koneru and Valluripalli together will beneficially own approximately 56.1% of the outstanding shares of Common Stock (approximately 66.3% together with the shares beneficially owned by the other directors, officers and affiliated entities). As a result, these shareholders, acting together, will be able to control matters requiring approval by the shareholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. See "Principal Shareholders."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND NEW JERSEY LAW

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without shareholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-laws of the Company; (ii) shareholders of the Company may not take any action by written consent; (iii) special meetings of shareholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a tender or exchange offer or other business combination, is authorized to give due consideration to any relevant factors, including without limitation, the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; and (v) the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to amend the above provisions (i) through (iv) or the limitation on director liability, as set forth in the Certificate of Incorporation. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the New Jersey Business Corporation Act, among other things, restrict the ability of certain shareholders to effect a merger or business combination or obtain control of the Company. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the shareholders and, therefore, could adversely affect the price of the Company's Common Stock. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options. See "Description of Capital Stock."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the shares of Common Stock has been and in the future may be highly volatile. Factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations or new commercial products or services by the Company or its competitors, market conditions in the computer software and hardware industries generally, changes in recommendations or earnings estimates by securities analysts and actual or anticipated quarterly fluctuations in financial results may have a significant effect on the market price of the Common Stock. Furthermore, the stock market historically has experienced volatility which has particularly affected the market prices of securities of many technology companies and which sometimes has been unrelated to the operating performances of such companies. See "Price Range of Common Stock" and "Underwriting."

UNALLOCATED NET PROCEEDS

     The anticipated net proceeds of this offering have not been designated for specific uses. Therefore, the Board of Directors of the Company will have broad discretion with respect to the use of the net proceeds of this offering. Failure to utilize the net proceeds within a reasonable period of time may result in a dilution of the Company's earnings per share which could have a material adverse effect on the price of the Company's Common Stock. See "Use of Proceeds."

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $9.9 million (approximately $11.4 million if the Underwriter's over-allotment option is exercised in full), based on an assumed offering price of $10.625 per share after deducting the estimated Underwriter's discount and estimated offering expenses.

     The Company intends to use the net proceeds from this offering for general corporate purposes, including working capital and possible acquisitions of businesses or services complementary to the Company's business. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are being negotiated or planned as of the date of this Prospectus. Pending such uses, the net proceeds to the Company from this offering will be invested in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its capital stock. The Company intends to retain any earnings to fund future growth and the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Furthermore, the Company's credit arrangement with PNC Bank, National Association, which expires on January 22, 1999, contains, among other provisions, a covenant which prohibits the Company from paying cash dividends or making other distributions of assets to shareholders.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been traded on the Nasdaq National Market under the symbol "ITIG" since September 27, 1996 when the Company completed its initial public offering. The following table sets forth, for the periods indicated, the high and low sale prices per share of Common Stock as reported by the Nasdaq National Market.

QUARTER ENDED                                                                   HIGH     LOW
-----------------------------------------------------------------------------  ------   ------
September 30, 1996 (from September 27, 1996).................................  $13 7/8  $12 5/8
December 31, 1996............................................................  19 3/4       11
March 31, 1997...............................................................  12 3/4    9 7/8
June 30, 1997 (through June 12, 1997)........................................  11 7/8    8 1/4

     The prices shown above represent quotations among securities dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

     On June 12, 1997, the last sale price per share of the Common Stock as reported by the Nasdaq National Market was $10.625 per share. The number of shareholders of record at June 10, 1997 was 78.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1997 the actual capitalization of the Company and the capitalization of the Company on an as-adjusted basis to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby, at an assumed offering price of $10.625 per share:

                                                                               AS OF MARCH 31, 1997
                                                                              -----------------------
                                                                              ACTUAL      AS ADJUSTED
                                                                              -------     -----------
                                                                                  (IN THOUSANDS)
Capital lease obligations, less current portion.............................  $    53       $    53
                                                                              -------       -------
Shareholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares authorized;
     none issued............................................................       --            --
  Common Stock, $0.01 par value, 25,000,000 shares authorized, 10,735,600
     shares actual (11,735,600 as adjusted) issued and outstanding(1).......      107           117
  Additional paid-in capital................................................   19,201        29,055
  Accumulated deficit.......................................................   (1,309)       (1,309)
                                                                              -------       -------
     Total shareholders' equity.............................................   17,999        27,863
                                                                              -------       -------
          Total capitalization..............................................  $18,052       $27,916
                                                                              =======       =======

---------------
(1) Excludes 928,050 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1997 granted under the Company's 1996 Stock Plan and 80,000 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1997 granted under the Company's 1996 Non-Employee Director Stock Option Plan. See "Management -- 1996 Stock Plan" and "Management -- 1996 Non-Employee Director Stock Option Plan." Subsequent to March 31, 1997, 42,667 shares of Common Stock were issued upon the exercise of vested stock options granted under the 1996 Stock Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of December 31, 1995 and 1996 and for the years then ended are derived from and are qualified by reference to the audited consolidated financial statements and the related notes thereto included elsewhere in this Prospectus. The selected consolidated financial data as of December 31, 1994 and for the year then ended have been derived from audited financial statements of the Company which are not included in this Prospectus. The selected consolidated financial data as of December 31, 1992 and 1993 and March 31, 1997 and for the two years ended December 31, 1993 and for the three months ended March 31, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company. The unaudited financial data include all adjustments (consisting only of normal, recurring adjustments) that the Company considers necessary for fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results for any future period or for the full year ending December 31, 1997. The following should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus:

                                                                                                        THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                 ---------------------------------------------------    ------------------
                                                  1992       1993       1994       1995       1996       1996       1997
                                                 -------    -------    -------    -------    -------    -------    -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue.....................................   $   481    $   933    $ 6,800    $24,589    $47,189    $ 8,710    $15,738
  Cost of sales...............................       352        628      5,842     20,021     33,605      6,423     11,336
                                                    ----       ----       ----     ------    -------    -------     ------
    Gross profit..............................       129        305        958      4,568     13,584      2,287      4,402
  Selling, general and administrative
    expenses..................................       128        299        986      4,452      9,908      1,644      3,086
                                                    ----       ----       ----     ------    -------    -------     ------
    Operating income (loss)...................         1          6        (28)       116      3,676        643      1,316
  Factor charges/Interest expense (income),
    net.......................................        --         --        409      1,175      1,235        315        (79)
                                                    ----       ----       ----     ------    -------    -------     ------
  Income (loss) before provision for
    income taxes and extraordinary
      charge..................................         1          6       (437)    (1,059)     2,441        328      1,395
  Provision for income taxes..................        --         --         --         --        500        101        558
                                                    ----       ----       ----     ------    -------    -------     ------
  Income (loss) before extraordinary charge...         1          6       (437)    (1,059)     1,941        227        837
  Extraordinary charge, net of income tax
    benefit of $296...........................        --         --         --         --      1,148         --         --
                                                    ----       ----       ----     ------    -------    -------     ------
    Net income (loss).........................   $     1    $     6    $  (437)   $(1,059)   $   793    $   227    $   837
                                                    ====       ====       ====     ======    =======    =======     ======
  Earnings (loss) per share:
    Income (loss) before extraordinary
      charge..................................   $  0.00    $  0.00    $ (0.03)   $ (0.08)   $  0.18    $  0.02    $  0.08
    Extraordinary charge, net of income tax
      benefit.................................        --         --         --         --      (0.11)        --         --
                                                    ----       ----       ----     ------    -------    -------     ------
         Net income (loss) per share..........   $  0.00    $  0.00    $ (0.03)   $ (0.08)   $  0.07    $  0.02    $  0.08
                                                    ====       ====       ====     ======    =======    =======     ======
  Shares used in per share calculation........    13,737     13,737     13,737     13,737     10,989     13,737     10,889
                                                    ====       ====       ====     ======    =======    =======     ======

                                                                 AS OF DECEMBER 31,                          AS OF
                                                 ---------------------------------------------------       MARCH 31,
                                                  1992       1993       1994       1995       1996            1997
                                                 -------    -------    -------    -------    -------    ----------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...................   $     3    $    34    $   209    $    71    $ 7,479        $  5,330
  Working capital (deficit)...................        (2)       146       (426)    (1,597)    15,713          15,406
  Total assets................................        14        257      2,313      6,784     21,262          21,856
  Short-term debt, including subordinated
    debentures................................        --          5      1,032      3,489         20              20
  Capital lease obligations, less current
    portion...................................         5         52         --         81         57              53
  Shareholders' equity (deficit)..............         3        130       (307)    (1,366)    17,162          17,999

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company provides a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company has grown rapidly since 1994 when it made a strategic decision to diversify its customer base by expanding the scope of its integration and development services and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions. In 1995, the Company became a SAP National Implementation Partner and also began to utilize Oracle products to diversify its service offerings. In 1997, the Company achieved National Logo Partner status with SAP. The Company's current contract with SAP expires on December 31, 1997 and provides for an automatic one-year renewal period unless either party provides at least six weeks prior written notice of its intention not to renew. The Agreement contains no minimum revenue requirements or cost sharing arrangements and does not provide for commissions or royalties to either party. Also in 1997, the Company began to provide implementation services to PeopleSoft and Baan licensees to further diversify its service offerings.

     The Company generates revenue from professional services rendered to customers. Revenue is recognized as services are performed. The Company's services range from providing customers with a single consultant to multi-personnel full-scale projects. The Company provides these services to its customers primarily on a time and materials basis and pursuant to written contracts which can be terminated with limited advance notice, typically not more than 30 days, and without significant penalty, generally limited to fees earned and expenses incurred by the Company through the date of termination. The Company provides its services directly to end-user organizations or as a member of a consulting team assembled by another information technology consulting firm to Fortune 1000 and other large and mid-sized companies. The Company generally bills its customers semi-monthly for the services provided by its consultants at contracted rates. Where contractual provisions permit, customers also are billed for reimbursement of expenses incurred by the Company on the customers' behalf.

     The Company recently has bid on certain projects in which it, at the request of the potential clients, offered a fixed price for its services. The Company believes that, as it pursues its strategy of making turnkey project management a larger portion of its business, it will likely be required to offer fixed price projects to a greater degree. The Company has had limited prior experience in pricing and performing under fixed price arrangements. There can be no assurance that the Company will be able to complete such projects within the fixed price and required timeframes. The failure to perform within such fixed price contracts, if entered into, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of customers and projects. For the year ended December 31, 1996 and the three months ended March 31, 1997, the Company's ten largest customers accounted for approximately 66% and 67% of its revenue, respectively. During the three months ended March 31, 1997, Price Waterhouse LLP and Bristol-Myers Squibb each accounted for more than 10% of revenue. For the year ended December 31, 1996, and the three months ended March 31, 1997, 44% and 38%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by other information technology consulting firms. There can be no assurance that such information technology consulting firms will continue to engage the Company in the future at current levels of retention, if at all. During the year ended December 31, 1996, and the three months ended March 31, 1997, 74% and 69%, respectively, of the Company's total revenue was derived from projects in which the Company implemented software developed by SAP.

     The Company's most significant cost is project personnel expenses, which consist of consultant salaries, benefits and payroll-related expenses. Thus, the Company's financial performance is based primarily upon billing margin (billable hourly rate less the cost to the Company of a consultant on an hourly basis) and personnel utilization rates (billable hours divided by paid hours). The Company believes that turnkey project management assignments typically carry higher margins. The Company intends to accelerate a shift to such higher-margin turnkey management assignments and more complex projects by leveraging its reputation, existing capabilities, proprietary implementation methodology, development tools and offshore development capabilities with expanded sales and marketing efforts and new service offerings to develop turnkey project sales opportunities with both new and existing customers. The Company's inability to accelerate a shift to higher-margin turnkey management assignments and more complex projects may adversely impact the Company's future growth. Although the Company expects that it will utilize its proprietary implementation methodology in an increasing number of projects, there can be no assurance that the Company will be engaged to do so.

     Since late 1994, the Company has made substantial investments in its infrastructure in order to support its rapid growth. For example, in 1994, the Company established and funded an affiliated operation in India, the Advanced Development Center, and in 1995 established a sales office in California. In addition, from 1994 to date, the Company has incurred significant expenses to develop proprietary development tools and "4 SIGHT" and "4 SIGHT"plus, its proprietary accelerated implementation methodology and toolset. Commencing in 1995, the Company has been increasing its sales force and its marketing, finance, accounting and administrative staff. The Company employed 59 such personnel as of March 31, 1997, as compared to eight such personnel as of January 1, 1995.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data as a percentage of revenue:

                                                                     PERCENTAGE OF REVENUE
                                                              -----------------------------------
                                                                                   THREE MONTHS
                                                                YEAR ENDED             ENDED
                                                               DECEMBER 31,          MARCH 31,
                                                              ---------------     ---------------
                                                              1995      1996      1996      1997
                                                              -----     -----     -----     -----
Revenue.....................................................  100.0%    100.0%    100.0%    100.0%
Cost of sales...............................................   81.4      71.2      73.7      72.0
                                                              -----     -----     -----     -----
  Gross profit..............................................   18.6      28.8      26.3      28.0
Selling, general and administrative expenses................   18.1      21.0      18.9      19.6
                                                              -----     -----     -----     -----
  Operating income (loss)...................................    0.5       7.8       7.4       8.4
Factor fees/Interest expense (income), net..................    4.8       2.6       3.6      (0.5)
                                                              -----     -----     -----     -----
Income (loss) before provision for income taxes and
  extraordinary charge......................................   (4.3)      5.2       3.8       8.9
Provision for income taxes..................................     --       1.1       1.2       3.6
                                                              -----     -----     -----     -----
Income (loss) before extraordinary charge...................   (4.3)      4.1       2.6       5.3
Extraordinary charge, net of income tax benefit.............     --       2.4        --        --
                                                              -----     -----     -----     -----
  Net income (loss).........................................   (4.3)%     1.7%      2.6%      5.3%
                                                              =====     =====     =====     =====

  Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1997

     Revenue. Revenue increased by 80.7%, or $7.0 million, from $8.7 million during the three months ended March 31, 1996 to $15.7 million during the three months ended March 31, 1997. This increase was attributable primarily to increased demand for the Company's SAP-related consulting services and, to a lesser extent, to increased demand for the Company's systems integration and custom software development services.

     Gross profit. The Company's cost of sales includes primarily the cost of salaries to consultants and related employee benefits and payroll taxes. The Company's cost of sales increased by 76.5%, or $4.9 million, from $6.4 million during the three months ended March 31, 1996 to $11.3 million during the three months ended March 31, 1997. The increase was due to increased personnel costs resulting from the hiring of additional consultants to support the increase in demand for the Company's services. The Company's gross profit increased by 92.5%, or $2.1 million, from $2.3 million during the three months ended March 31, 1996 to $4.4 million during the three months ended March 31, 1997. Gross profit margin increased from 26.3% of revenue during the three months ended March 31, 1996 to 28.0% of revenue during the three months ended March 31, 1997. The increase in such gross profit margin was attributable primarily to the fact that revenue increased at a faster rate than cost of sales which resulted from a combination of improved billing margins and greater consultant utilization.

     Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative salaries, sales person compensation, travel and entertainment, the costs associated with its Advanced Development Center and related development costs and professional fees. Selling, general and administrative expenses increased by 87.7%, or $1.4 million, from $1.7 million during the three months ended March 31, 1996 to $3.1 million during the three months ended March 31, 1997, and increased as a percentage of revenue from 18.9% to 19.6%. The increase in such expenses both in absolute dollars and as a percentage of revenue was due primarily to the expansion of the Company's sales and marketing activities and increased travel and entertainment expenses. These expenses were incurred to support the continued revenue growth of the Company.

     Factor fees/Interest expense. Factor fees in the 1996 period were the charges incurred by the Company to finance its accounts receivable. On October 10, 1996, the Company terminated its factoring agreement and repaid the factor approximately $4.4 million with a portion of the proceeds from the Company's initial public offering. Such repayment constituted all amounts outstanding under the agreement with the Company's factor.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1996

     Revenue. Revenue increased by 91.9%, or $22.6 million, from $24.6 million in 1995 to $47.2 million in 1996. This increase was attributable primarily to increased demand for the Company's SAP-related consulting services and, to a lesser extent, to increased demand for the Company's systems integration and custom software development services.

     Gross profit. The Company's cost of sales increased by 67.8% or $13.6 million, from $20.0 million in 1995 to $33.6 million in 1996. The increase was due to increased personnel costs resulting from the hiring of additional consultants to support the Company's significant increase in demand for the Company's services. The Company's gross profit increased by 197.4%, or $9.0 million, from $4.6 million in 1995 to $13.6 million in 1996. Gross profit margin increased from 18.6% of revenue in 1995 to 28.8% of revenue in 1996. The increase in such gross profit margin was attributable primarily to the fact that revenue increased at a faster rate than cost of sales which resulted from a combination of improved billing margins and greater consultant utilization.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by 122.6%, or $5.4 million, from $4.5 million in 1995 to $9.9 million in 1996, and increased as a percentage of revenue from 18.1% to 21.0% in 1995 and 1996, respectively. The increases in such expenses in absolute dollars and as a percentage of revenue were due primarily to the expansion of the Company's sales and marketing activities in 1995 and 1996, the additional accounting and financial personnel added in 1996 and increased travel and entertainment expenses due to the growth of the business and the employee base. These expenses were incurred to support the continued revenue growth of the Company. In 1996, selling, general and administrative expenses also included the Company's operations in the United Kingdom which were established during the year.

     Factor fees/Interest expense. During 1995 and 1996, the rapid increase in the Company's business and revenue resulted in working capital requirements and the Company utilized its increasing accounts receivable base as a source of liquidity to obtain financing from the factor because the Company was unable to obtain more traditional financing. See "-- Liquidity and Capital Resources." The Company also incurred interest expense in connection with subordinated debentures issued in April 1996. Factor fees and interest expense increased by 5.1% or $60,000 from 1995 to 1996 but decreased as a percentage of revenue from 4.8% to 2.6% in 1995 and 1996, respectively. Although the volume of accounts receivable financed increased as a result of the revenue increase, the Company was able to fund much of its working capital requirements during 1996 with the proceeds from the subordinated debentures, which debentures carried an interest rate lower than that charged by the factor. In addition, the Company established a collections department in the first quarter of 1996. Slow accounts receivable turnover in 1995 contributed to increased factor fees in that year.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain condensed unaudited quarterly financial information for each of the nine quarters through March 31, 1997. This information is derived from unaudited consolidated financial statements of the Company that include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for such periods, when read in conjunction with the consolidated financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1995       1995       1995        1995       1996       1996       1996        1996       1997
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue......................  $ 3,850     $5,623     $ 7,272     $7,844     $8,710    $ 10,916    $13,845    $ 13,718   $15,738
Cost of sales................    3,857      4,454       5,791      5,919      6,423       7,723      9,825       9,634    11,336
                               -------     ------      ------     ------     ------     -------    -------      ------   -------
  Gross profit...............       (7)     1,169       1,481      1,925      2,287       3,193      4,020       4,084     4,402
Selling, general and
  administrative expenses....      721        816       1,179      1,736      1,644       2,421      2,831       3,012     3,086
                               -------     ------      ------     ------     ------     -------    -------      ------   -------
  Operating income (loss)....     (728)       353         302        189        643         772      1,189       1,072     1,316
Factor fees/Interest expense
  (income), net..............      320        317         344        194        315         387        562         (29)      (79)
                               -------     ------      ------     ------     ------     -------    -------      ------   -------
Income (loss) before
  provision for income taxes
  and extraordinary charge...   (1,048)        36         (42)        (5)       328         385        627       1,101     1,395
Provision for income taxes...       --         --          --         --        101         117        193          89       558
                               -------     ------      ------     ------     ------     -------    -------      ------   -------
Income (loss) before
  extraordinary charge.......   (1,048)        36         (42)        (5)       227         268        434       1,012       837
Extraordinary charge, net of
  income tax benefit.........       --         --          --         --         --          --     (1,034)       (114)       --
                               -------     ------      ------     ------     ------     -------    -------      ------   -------
  Net income (loss)..........  $(1,048)    $   36     $   (42)    $   (5)    $  227    $    268    $  (600)   $    898   $   837
                               =======     ======      ======     ======     ======     =======    =======      ======   =======
Earnings (loss) per share:
  Income (loss) before
    extraordinary charge.....  $ (0.08)    $ 0.00     $ (0.00)    $(0.00)    $ 0.02    $   0.02    $  0.05    $   0.09   $  0.08
  Extraordinary charge, net
    of income tax benefit....       --         --          --         --         --          --      (0.12)      (0.01)       --
                               -------     ------      ------     ------     ------     -------    -------      ------   -------
    Net income (loss) per
      share..................  $ (0.08)    $ 0.00     $ (0.00)    $(0.00)    $ 0.02    $   0.02    $ (0.07)   $   0.08   $  0.08
                               =======     ======      ======     ======     ======     =======    =======      ======   =======
Shares used in per share
  calculation................   13,737     13,737      13,737     13,737     13,737      11,913      8,877      10,989    10,889
                               =======     ======      ======     ======     ======     =======    =======      ======   =======

     The Company's historical operating results have varied substantially from quarter to quarter, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in revenue in any fiscal quarter would result in lower profitability in that quarter. A variety of factors, many of which are not within the Company's control, influence the Company's quarterly operating results, including seasonal patterns of hardware and software capital spending by customers, information technology outsourcing trends, the timing, size and stage of projects, new service introductions by the Company or its competitors, levels of market acceptance for the Company's services or the hiring of additional staff. Operating results also may be impacted by the timing of billings and changes in the Company's billing and utilization rates. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Demand for the Company's services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations.

BACKLOG

     The Company generally enters into written contracts with its customers at the time it commences work on a project. These written contracts contain varying terms and conditions and the Company does not generally believe it is appropriate to characterize such written contracts as creating backlog. In addition, because these written contracts often provide that the arrangement can be terminated with limited advance notice and without significant penalty, the Company does not believe that projects in process at any one time are a reliable indicator or measure of expected future revenue. In the event that a customer terminates a project, the customer remains obligated to pay the Company for services performed by it through the date of termination.

LIQUIDITY AND CAPITAL RESOURCES

     The Company funds its operations primarily from cash flow generated from operations, and to a lesser extent, from cash balances generated from the Company's initial public offering consummated in October 1996. Cash used in operating activities was $2.3 million and $4.3 million in 1995 and 1996, respectively, and resulted primarily from the growth in accounts receivable and unbilled services. During the three months ended March 31, 1997, cash used in operating activities was $1.1 million which resulted primarily from the growth in unbilled services and the payment during such period of accrued expenses and other liabilities, offset in part by a decline in accounts receivable.

     The Company's working capital was $15.7 million and $15.4 million at December 31, 1996 and March 31, 1997, respectively.

     In accordance with investment guidelines approved by the Company's Board of Directors, cash balances in excess of those required to fund operations have been invested in short-term U.S. Treasury securities and commercial paper with a credit rating no lower than A1/P1.

     The Company invested $1.1 million and $1.0 million in computer equipment and furniture in 1996 and the first three months of 1997, respectively. Although there are no other material commitments for capital expenditures currently outstanding, the Company intends further capital expenditures for computer equipment and furniture in the remainder of 1997 approximating an additional $1.0 million.

     The Company's factoring agreement required that the Company offer all of its trade accounts receivable to the factor for financing; however, the factor was under no obligation to accept any or all of such receivables. For a variety of reasons, including the rapid growth of the Company, the lack of available tangible security to utilize as collateral and the absence of historical operating profits prior to 1996, the Company was unable to obtain more traditional financing. On October 10, 1996, the Company repaid approximately $4.4 million, consisting of all amounts outstanding under the agreement with the factor and terminated the factoring agreement.

     In March 1996, in anticipation of the debenture financing described below, the Company obtained a $750,000 line of credit, payable on demand, from a bank. The line of credit carried interest at the federal funds rate plus 1%. Borrowings under the line totalled $200,000 at March 31, 1996 and $300,000 in April 1996, when the Company repaid all amounts outstanding under such line in connection with the debenture financing described below. The line of credit has been terminated in accordance with the terms of such debenture financing.

     In April 1996, the Company issued and sold five-year 9% subordinated debentures in the aggregate principal amount of $6.0 million to Summit Ventures IV, L.P. and Summit Investors III, L.P. The subordinated debentures were issued to raise funds for working capital and general corporate purposes, to repurchase from the then-current shareholders, Messrs. Pandey, Koneru and Valluripalli, an aggregate of 4,881,066 shares of Common Stock for an aggregate of $1.5 million, to repay approximately $300,000 outstanding under the $750,000 credit facility described above and to satisfy approximately $358,000 of cash overdrafts. Upon receipt of the net proceeds from the Company's initial public offering in October 1996, the Company prepaid approximately $6.3 million, representing all amounts outstanding under such debentures, including interest. See "Certain Transactions."

     Subsequent to December 31, 1995, the Company determined that it had unrecorded and unpaid federal and state payroll-related taxes for certain employees. As a result of the Company's voluntary disclosure to the Internal Revenue Service of certain unpaid tax liabilities, on June 5, 1996, the Company received an audit assessment from the Internal Revenue Service for unpaid 1994 and 1995 federal income tax withholding, FICA and FUTA taxes in the aggregate amount of $814,000, of which approximately $800,000 was paid in August 1996. No interest or penalties were assessed. Reserves, aggregating $1.0 million, including the amount of the Internal Revenue Service audit assessment, were recorded at December 31, 1995. No assurance may be given, however, that interest, penalties or additional state or federal taxes will not be assessed in the future. The Company's principal shareholders, Messrs. Pandey, Koneru and Valluripalli, have agreed to indemnify the Company for any and all losses which the Company may sustain, in excess of the $1.0 million reserve, net of any tax benefits realized by the Company, arising from or relating to federal or state tax, interest or penalty payment obligations resulting from the above subject matter. See "Certain Transactions." The Company believes that its failure to record and pay 1994 and 1995 federal and state payroll-related taxes for certain employees resulted from a combination of factors, including lack of internal controls and lack of financial expertise and oversight. The Company hired a Chief Financial Officer in January 1996 who has implemented accounting and financial controls to ensure the Company's compliance with payroll tax regulations.

     In January 1997, the Company entered into a two-year credit agreement with PNC Bank, National Association (the "Bank"). The credit facility with the Bank has two components comprised of (i) a revolving line of credit pursuant to which the Company may borrow up to $7.5 million (at the Bank's prime rate plus 0.25%) to finance the working capital needs of the Company and (ii) equipment term loans pursuant to which the Company may borrow up to an aggregate of $350,000 (at the Bank's prime rate plus 0.75%) to purchase equipment. The credit limit of the revolving line of credit is the lesser of $7.5 million or the Company's borrowing base. Such borrowing base is 70% of the net face amount of the Company's eligible accounts receivable at the time of any loan under the revolving line of credit. The credit agreement contains covenants which require the Company to (i) maintain its working capital during the year at no less than 90% of the working capital at the end of the immediately preceding fiscal year and at the end of each fiscal year at no less than 105% of its working capital at the end of the immediately preceding fiscal year; and (ii) maintain its tangible net worth during the year at no less than 95% of its tangible net worth at the end of the immediately preceding fiscal year and at the end of each fiscal year at no less than 108% of tangible net worth at the end of the immediately preceding fiscal year. The Company's obligations under the credit agreement are collateralized by substantially all of the Company's assets, including its accounts receivable and intellectual property. The Company's obligations under the credit facility are payable at the expiration of such facility on January 22, 1999. As of March 31, 1997, there were no amounts outstanding under the revolving line of credit and no equipment term loans outstanding.

     In June 1997, the Company and the Bank entered into a letter agreement, to modify several terms of the credit facility, subject to the execution of a definitive modification agreement. Under the new terms, the borrowing base limitation will be eliminated and the interest rate will be reduced to, at the Company's option, either the Bank's prime rate per annum or the EuroRate plus 2% on the revolving line of credit and to the Bank's prime rate plus 0.25% on the equipment line of credit. These terms are subject to the Company maintaining an unsubordinated debt to tangible net worth ratio of no greater than one to one and an earnings before interest and taxes to interest expense ratio of no greater than three to one. The Bank also agreed to release the collateral securing the revolving line of credit if the Company meets certain financial criteria at December 31, 1997. Although the Company has no reason to believe that the definitive modification agreement with the Bank reflecting these terms will not be executed, there can be no assurance that such agreement will be executed in the near term, if at all.

     The Company believes that the net proceeds of this offering, together with available funds, its existing credit arrangements and the cash flow expected to be generated from operations, will be adequate to satisfy its current and planned operations for at least the next 24 months.

RECENTLY ISSUED ACCOUNTING STANDARD

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings per Share" ("FAS 128"). FAS 128 is effective for fiscal years ending after December 15, 1997 and changes the method in which earnings per share will be determined. If the Company had adopted FAS 128 for the period ended March 31, 1997, there would have been no effect on earnings per share, on either the basic or diluted basis.

                                    BUSINESS

GENERAL

     Intelligroup provides a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company has grown rapidly since 1994 when it made a strategic decision to diversify its customer base by expanding the scope of its integration and development services, and to utilize SAP software as a primary tool to implement enterprise-wide business process solutions. In 1995, the Company became a SAP National Implementation Partner and also began to utilize Oracle products to diversify its service offerings. In 1997, the Company achieved National Logo Partner status with SAP. The Company believes that such status and designation result in direct referrals and enhanced industry recognition. Also in 1997, the Company began to provide implementation services to PeopleSoft and Baan licensees to further diversify its service offerings. The Company's custom software development services are enhanced by its exclusive access to qualified and experienced programmers at its affiliated Advanced Development Center located in India and connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links. The Company provides its services directly to end-user organizations or as a member of consulting teams assembled by other information technology consulting firms. The number of customers billed by the Company has grown substantially from three customers in 1993 to 117 customers in 1996. The Company's customers are Fortune 1000 and other large and mid-sized companies, as well as other information technology consulting firms, and include AT&T, Bristol-Myers Squibb, Ernst & Young LLP, IBM, ICS Deloitte & Touche LLP and Price Waterhouse LLP.

INDUSTRY BACKGROUND

     Many large and mid-sized businesses face a rapidly changing business environment, intense global competition and accelerating technological change. To remain competitive, such businesses continually seek to improve the quality of products and services, lower costs, reduce cycle times and increase value to customers. Businesses are implementing and utilizing advanced information technology solutions that enable them to redesign their business processes in such areas as product development, service delivery, manufacturing, sales and human resources. The ability of an organization to integrate and deploy redesigned business processes and related information technologies timely and cost effectively is critical in the changing business environment.

     Concurrently, businesses are migrating from legacy systems running proprietary software to open systems and client/server architectures based on personal computers, LANs/WANs, shared databases and packaged software applications. Such client/server systems, when developed and implemented appropriately, enable the creation and utilization of more functional and flexible applications which are critical to the competitive needs of businesses. Organizations often acquire packaged enterprise-wide business software applications for client/server systems, including those offered by leading vendors, such as SAP, Oracle, PeopleSoft or Baan, and implement or customize these applications to match their needs. Organizations also may develop customized software applications designed for their specific business needs.

     Despite the advantages of client/server systems, the complex task of developing and implementing enterprise-wide, mission-critical, client/server solutions presents significant challenges for most organizations and often is a time consuming and costly undertaking. Implementing client/server solutions typically requires significant allocation of organizational resources. Information technology managers must integrate and manage open systems and distributed computing environments consisting of multiple computing platforms, operating systems, databases and networking protocols, and implement packaged enterprise software applications to support business objectives. Companies also must continually keep pace with new technological developments which can render internal information technology skills outmoded. Professionals with the requisite technology skills often are in short supply and many organizations are reluctant to expand their internal information systems department for particular projects. At the same time, external economic factors encourage organizations to focus on their core competencies and trim workforces in the information technology management area. Accordingly, organizations often lack sufficient technical resources necessary to design, develop and implement emerging information technology solutions on a timely basis.

     To support their information technology needs, many businesses increasingly engage experienced outside specialists to develop and implement solutions, in shorter timeframes and at lower costs, while reducing implementation risks. As a result, demand for information technology services has grown significantly.

THE INTELLIGROUP SOLUTION

     Intelligroup provides information technology services to develop and implement cost-effective client/server business solutions on a timely basis by combining its expertise in a wide range of technologies and business processes with its proprietary implementation methodology and development tools. The Company believes it offers the following advantages:

     Expertise in a Wide Range of Technologies: The Company's consultants have expertise with SAP, Oracle, PeopleSoft and Baan products and with a wide variety of leading computing technologies, including client/server architectures, object-oriented technologies, CASE, distributed database management systems, micro-to-mainframe connectivity, LAN/WAN and telecommunications technologies. Since many of the Company's customers have invested in a variety of technologies, including legacy systems, the Company also develops solutions for these environments.

     Accelerated Implementation Methodology and Toolset: The Company recently has developed a proprietary implementation methodology, "4 SIGHT", as well as a software-based implementation toolset, "4 SIGHT" plus, which are designed to minimize the time required to develop and implement SAP, Oracle and Baan solutions for its customers. "4 SIGHT" and "4 SIGHT" plus are designed to be technology independent and modular so that they may be utilized by the Company's consultants and project managers in other packaged applications development or software customization projects. The Company only recently began marketing its new implementation capability, which currently is being utilized in three projects, each of which involves implementation of a SAP solution for a Fortune 500 or other large company in which the Company has been retained directly by the end-user organization. See "-- Customers."

     Value-Oriented Implementation: The Company provides experienced project managers and consultants to its customers. The Company believes that its personnel are effective because of their industry experience. In addition, the Company has the ability to develop and implement business solutions through its affiliated offshore Advanced Development Center in India which gives the Company access to qualified and experienced programmers at a reduced labor cost.

     Customer-Driven Approach: The Company's project managers and consultants maintain on-going communication and close interaction with customers to ensure that they are involved in all facets of a project and that the solutions designed and implemented by the Company meet the customer's needs. The Company's goal is to provide training to its customers during a project to achieve high levels of self-sufficiency among its customers' end users and internal information technology personnel. The Company believes that its ability to deliver the requisite knowledge base to its customers is critical to fostering long-term relationships with, and generating referrals from, existing customers.

STRATEGY

     The Company's objective is to be a leading provider of a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company's strategy includes the following key elements:

     Accelerate Shift to Turnkey Project Management: The Company provides its services directly to its customers or as a member of consulting teams in which other information technology consulting firms serve as project managers. To date, the Company has been retained primarily to implement project specifications designed by other members of the project team. The Company believes that turnkey project management assignments typically carry higher margins. The Company intends to accelerate a shift to such higher-margin turnkey project management assignments and to more complex projects. The Company seeks to accomplish such shift by leveraging its reputation, existing capabilities, proprietary implementation methodology, development tools, and offshore development capabilities with expanded sales and marketing efforts and new service offerings to develop turnkey project sales opportunities with existing customers and to expand its market to new customers. The Company's inability to accelerate a shift to higher-margin turnkey project management assignments and more complex projects may adversely impact the Company's future growth. The Company is unable to determine the period of time it may take to accomplish such shift and no assurance may be given that such shift will occur. Turnkey project management assignments require the Company to allocate resources to employ qualified project managers and consultants and direct sales personnel. In addition, such assignments carry long sales cycles, typically ranging from one to six months. See "-- Sales and Marketing."

     Maintain and Expand Long-Term Customer Relationships: The Company recognizes the importance of offering superior services to its customers, which it believes is essential to building long-term customer relationships. The Company believes that satisfying customer expectations within established budgets and estimated timeframes is critical to gaining repeat business and generating new business from referrals. As information technology continues to evolve, the Company believes that service providers with established customer relationships and the ability to maintain a high level of expertise in new technologies will be market leaders.

     Leverage and Expand Strategic Relationships: The Company currently maintains strategic relationships with SAP and Oracle, which are leading enterprise software applications developers. The Company believes that its designation as a SAP National Logo Partner and its status as an Oracle services provider result in direct referrals and in enhanced industry recognition. The Company also believes that such relationships enable the Company to broaden its customer base, maintain technological leadership and increase its competitiveness. The Company intends to continue to cultivate its relationships with SAP and Oracle to expand its sales opportunities. The Company also seeks to continue to form alliances with other developers and vendors of information technologies. In addition, the Company seeks to form strategic alliances with other business partners, such as management consulting firms, to pursue joint business opportunities.

     Maintain Technological Leadership and Enhance Methodology and Development
Tools: The Company intends to continue to enhance its proprietary implementation methodology and development tools as new information technology challenges and technologies emerge. The Company continually evaluates new and emerging software applications and technologies and intends to incorporate such technologies into the Company's service offerings.

     Attract and Retain Skilled, Motivated Technical Employees: The Company believes that its future success depends upon its ability to continue to attract, retain and train skilled, motivated technical employees. To this end, the Company focuses on maintaining its merit-driven employment environment and incentive systems, including stock options, to continue to motivate and reward its employees and to align their goals with those of the Company. The Company believes that it will continue to benefit from the recruitment efforts of its existing employee base to attract additional qualified consultants and programmers in a highly competitive employment environment.

     Expand Global Sales and Marketing Efforts: The Company intends to expand its sales and marketing efforts by hiring additional experienced sales personnel, leveraging existing customers to gain referrals, offering new services to new and existing customers, and utilizing its relationships with industry leading information technology providers. In addition, the Company intends to expand by establishing additional sales offices in the United States and abroad in areas in which the Company has a base of customers or perceives significant market opportunities. The Company believes that a strong domestic and international presence will enhance its competitiveness by providing additional sales presence at the local level. To date, the Company has established operations or affiliated operations in New Jersey, California, India, New Zealand, Singapore and the United Kingdom.

INTELLIGROUP SERVICES

     Intelligroup provides a wide range of information technology services, including (i) enterprise-wide business process solutions utilizing SAP R/3, as well as Oracle, PeopleSoft and Baan products, all of which are leading software applications; and (ii) systems integration and custom software development solutions in a wide variety of computing environments utilizing leading technologies, including client/server architectures, object-oriented technologies, CASE, distributed database management systems, LAN/WAN and telecommunications technologies. The Company's services range from providing customers with a single consultant to multi-personnel full-scale projects. The Company provides these services to its customers primarily on a time and materials basis and pursuant to agreements which are terminable upon relatively short notice. The Company's custom software development services are enhanced by its exclusive access to qualified and experienced programmers at the Advanced Development Center located in India and connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links.

  ENTERPRISE-WIDE BUSINESS PROCESS SOLUTIONS

     The Company designs, develops, integrates and implements sophisticated business process solutions utilizing SAP R/3, as well as Oracle, PeopleSoft and Baan products, and incorporating best business practices and methods. The Company builds business solutions for its customers by focusing on each customer's business objectives and by providing business process re-engineering, information systems strategic planning, technology implementation, comprehensive training and organizational change management services. The Company believes that its expertise in a wide variety of technologies, coupled with its ability to provide comprehensive business process solutions and timely and cost-effective implementation of new business systems, enables its customers to achieve substantial improvements in efficiency and effectiveness in their businesses and fosters long-term customer relationships.

      On-line Project Management System ("OPMS"): The Company utilizes its OPMS to monitor enterprise-wide business process solutions development projects. The Company designed OPMS as a SAP subsystem developed in R/3 and installable on customers' SAP systems. OPMS provides real-time information relating to: the current stage of development of each program; the number of man-hours spent at each stage of development; total man-hours spent on development during any interval of time; programs developed by each programmer; analysis of time spent on the development project; and technical information, including source code, documentation and tables used in the system. The Company believes that OPMS also shortens the turn-around time for program development as it streamlines the information flow between the Company's offices and customer sites.

      Accelerated Implementation Methodology and Software-Based Implementation
Toolset: As a result of its experience in implementing SAP software, the Company has developed a proprietary methodology, "4 SIGHT", for implementing enterprise business software applications and "4 SIGHT"plus, a software-based implementation toolset. "4 SIGHT" and "4 SIGHT"plus, used by the Company to date solely in projects implementing SAP R/3, are designed to be portable to other packaged software applications and to be adaptable to the scope of a particular project. "4 SIGHT" and "4 SIGHT"plus have been adapted for Oracle and Baan implementations. The following chart outlines the framework of the Company's methodology:
--------------------------------------------------------------------------------

                                   "4 SIGHT"

--------------------------------------------------------------------------------

            PHASE                 DESCRIPTION                      SELECTED ACTIVITIES
       ----------------  -----------------------------    -------------------------------------
       Requirements      Develop a detailed project       - Project goals definition
       Analysis          plan.                            - Project scoping and planning
                                                          - Process identification
                                                          - Cost/benefit analysis
                                                          - Data requirement analysis
                                                          - Detailed implementation plan
                                                          development
------------------------------------------------------------------------------------------------
       Prototyping       Convert the customer's           - Business process prototyping
                         business requirements to a       - Report prototyping
                         basic systems solution.          - Design data conversion
                                                              implementation and enhancements
                                                          - Transaction testing
------------------------------------------------------------------------------------------------
       Development       Implement end user input to      - Software customization
                         customize the solution,          - New reports and layouts development
                         integrate with other systems     - Data interfaces completion
                         and prepare for the "go-live"    - Data conversion
                         point.                           - Technical implementation
                                                          - System testing
                                                          - Training preparation
------------------------------------------------------------------------------------------------
       Implementation    Determine the most               - Data conversion
                         appropriate implementation       - Acceptance testing
                         approach, including "big         - Maintenance handover
                         bang," functionally phased       - Benefits tracking
                         and location phased              - Implementation review
                         approaches.

--------------------------------------------------------------------------------

     The Company believes that the use of "4 SIGHT" and "4 SIGHT"plus throughout an implementation project may enable its customers to realize significant savings in time and resources.

  SYSTEMS INTEGRATION AND CUSTOM SOFTWARE DEVELOPMENT

     The Company provides a broad range of systems integration and customized application solutions to customers in a wide variety of industries. The Company is engaged by customers to undertake feasibility studies, systems engineering, custom software development and tailoring, migration strategies, systems design, development, testing, integration, implementation, training and support in a wide variety of computing environments. The Company, in providing such services, utilizes leading technologies, including client/server architectures, object-oriented technologies, CASE, distributed database management systems, LAN/WAN and telecommunications technologies.

  ADVANCED DEVELOPMENT CENTER

     The Company provides cost-effective, timely custom software development and tailoring in the United States, at customer sites and through its affiliated Advanced Development Center ("ADC") located in

Hyderabad, India. The ADC is connected to the Company's headquarters in the United States and to certain customer sites by dedicated, high speed satellite links. The ADC is staffed with qualified and experienced programmers, including those with SAP configuration expertise and SAP's ABAP/4 programming capability. The Company utilizes the programmers at the ADC, in conjunction with its consultants in the United States who are on site at customer locations, to provide its customers with savings in development and implementation costs and time to project completion. All development projects undertaken by the ADC are monitored by the Company's OPMS. OPMS also minimizes the turn-around time for program development as it streamlines the information flow between customer sites and the ADC. The Company intends to utilize the ADC to provide similar development services to customers that utilize software applications other than SAP software. The ADC is owned by Intelligroup Asia, a corporation organized pursuant to the laws of India and wholly-owned by Messrs. Pandey, Koneru and Valluripalli, three of the principal shareholders of the Company. The ADC is operated for the sole and exclusive use and benefit of the Company. See "Certain Transactions."

SALES AND MARKETING

     The Company historically has generated new sales leads from referrals from existing customers, and from introductions to potential customers by SAP or Oracle, which often need to recommend qualified systems integrators to implement their software products. In addition, the Company has been introduced to customers by certain of its competitors, such as "Big Six" accounting firms, which at times require the Company's expertise and ability to deliver qualified personnel for complex projects. To date, the Company has been able to grow its customer base without allocating significant resources to its sales and marketing effort. The Company believes, however, that in order to continue its growth, it must dedicate an increased level of resources to more focused sales and marketing efforts. The Company will continue to market to potential customers with demonstrated needs for the Company's expertise in core information technologies and solutions such as SAP. To implement this plan, the Company intends to expand its dedicated sales and marketing force by hiring several individuals with experience in the industry sectors in which the Company has prior experience. Toward this end, the Company hired Anthony Knight, its Vice President -- Sales and Marketing, in December 1996.

     Among its sales and marketing efforts, the Company's sales force has presented the Company's expertise at SAPPHIRE, the annual SAP America conference for SAP service providers and end-users, and uses direct marketing techniques. The Company intends to increase its participation in industry-recognized programs and trade shows. Most importantly, however, the Company believes that satisfying customer expectations within budgets and time schedules is critical to gaining repeat business and obtaining new business from referrals. The Company believes that it has consistently met customer expectations with respect to budgets and time schedules.

     As of March 31, 1997, the Company's sales and marketing group consisted of 21 employees in the United States and three in the United Kingdom. The Company markets and delivers its services to customers on an international basis through its network of offices. The Company's headquarters in New Jersey and its branch office in San Jose, California serve the United States market. Intelligroup Asia serves as the Company's sales agent in Asia and the Middle East. In addition, the Company also has established operations in New Zealand and currently has information technology consultants on-site at a customer location. The Company recently added sales and marketing capabilities in New Zealand. The Company also established operations in the United Kingdom in June 1996. In November 1996, the Company commenced operations in Singapore with the incorporation of Intelligroup Singapore Private Ltd. See "Certain Transactions."

     The Company's services require a substantial financial commitment by customers and, therefore, typically involve a long sales cycle. Once a lead is generated, the Company endeavors to understand quickly the potential customer's business needs and objectives in order to develop the appropriate solution and bid accordingly. The Company's project managers are involved throughout the sales cycle to ensure mutual understanding of customer goals, including time to completion, and technological requirements. Sales cycles for complex business solutions projects typically range from one to six months from the time the Company initially meets with a prospective customer until the customer decides whether to authorize commencement of an engagement.

CUSTOMERS

     The Company provides its services directly to Fortune 1000 and other large and mid-sized companies, many of which have information-intensive, multinational operations, or as a member of a consulting team assembled by other information technology consultants, such as "Big Six" accounting firms. The number of customers billed by the Company has grown substantially from three customers in 1993 to 117 customers for the year ended December 31, 1996.

     Since January 1, 1994, the Company has served customers in a broad range of industries. The following list includes representative customers which have engaged the Company to perform services for which the Company has generated a minimum of $250,000 in revenue from January 1, 1994 through March 31, 1997.

                                 IT CONSULTING
                         ------------------------------
                              Andersen Consulting
                               Ernst & Young LLP
                           ICS Deloitte & Touche LLP
                             KPMG Peat Marwick LLP
                              Price Waterhouse LLP

                                BASIC INDUSTRIES
                         ------------------------------
                               American Cyanamid
                              Bristol-Myers Squibb
                                 Coors Brewing
                                Hoechst Celanese
                                Hoffman LaRoche
                                National Starch
                                  Schlumberger
                           Wisconsin Electric & Power

                                  TECHNOLOGIES
                             ---------------------
                                      AT&T
                                 Analog Devices
                               Brother Industries
                                     GTech
                                      IBM
                               Informix Software
                               Landmark Graphics
                                    Merisel
                                      NCR
                                     Oracle
                                  SAP America

                                   FINANCIAL
                             ---------------------
                                    Citibank
                                  PaineWebber

     The Company's ten largest customers accounted for, in the aggregate, approximately 56%, 66% and 67% of its revenue in 1995, 1996 and the three months ended March 31, 1997, respectively. In 1995, Ernst & Young LLP and Price Waterhouse LLP each accounted for more than 10% of revenue. During 1996 and the three months ended March 31, 1997, Price Waterhouse LLP and Bristol-Myers Squibb each accounted for more than 10% of revenue. Currently, the Company is engaged in nine projects for Price Waterhouse LLP. In 1995, 1996 and the three months ended March 31, 1997, 50%, 44% and 38%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by leading information technology consulting firms retained by organizations to manage projects to provide enterprise-wide business process solutions.

     Although the Company has contracts with many of its large customers to provide its services, in general such contracts are terminable upon relatively short notice, typically not more than 30 days. There can be no assurance that the Company's customers will continue to enter into contracts with the Company or that existing contracts will not be terminated.

     Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a customer's expectations in the performance of its services could result in a material adverse change to the customer's operations giving rise to claims for damages against the Company or causing damage to the Company's reputation, adversely affecting its business, financial condition and results of operations. In addition, certain of the Company's agreements with its customers require the Company to indemnify the customer for damages arising from services provided to, or on behalf of, such customer. Under certain of the Company's customer contracts, the Company warrants that it will repair errors or defects in its deliverables without additional charge to the customer. The Company has not experienced, to date, any material claims against such warranties. The Company currently is seeking to purchase and maintain errors and omissions insurance to insure the Company for damages and expenses incurred in connection with alleged negligent acts, errors or omissions. There can be no assurance that such insurance will be available to the Company on acceptable terms, if at all.

COMPETITION

     The markets for the Company's services are highly competitive. The Company believes that its principal competitors include the internal information systems groups of its prospective customers, as well as consulting and software integration firms, including the "Big Six" accounting firms, IBM Global Services, Cambridge Technology Partners, SHL Systemhouse (a subsidiary of MCI), and Computer Sciences Corporation, and software applications vendors, some of which are also customers of the Company. Many of the Company's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into the Company's markets and the Company has faced, and expects to continue to face, additional competition from new entrants into its markets.

     The Company believes that the principal competitive factors in its markets include quality of service and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate project managers and other senior technical staff, the development by others of services that are competitive with the Company's services and the extent of its competitors' responsiveness to customer needs.

     The Company believes that it competes based on its expertise in SAP, Oracle, PeopleSoft and Baan products and a wide variety of technologies. There can be no assurance that the Company will be able to continue to compete successfully with existing and new competitors. See "Risk Factors -- Highly Competitive Information Technology Services Industry."

EMPLOYEES

     As of March 31, 1997, the Company employed 432 full-time employees, of whom 373 were engaged as consultants, 21 were engaged in sales and marketing, and 38 were engaged in finance, administration, and management. Of the total number of employees, 402 were based in the United States, 13 were based in New Zealand and 17 were based in the United Kingdom. In addition, the Company engaged 35 independent contractors to perform information technology services and has exclusive access to all of the employees of Intelligroup Asia, which consisted of 85 software developers and 4 administrative personnel at March 31, 1997.

     None of the Company's employees is covered by a collective bargaining agreement. Substantially all of the Company's employees have executed a non-competition, non-disclosure and non-solicitation agreement. In addition, the Company requires that all new employees execute such agreement as a condition of employment by the Company. The Company believes that it has been successful in attracting and retaining skilled and experienced personnel. There is increasing competition for experienced sales and marketing personnel and technical professionals. The Company's future success will depend in part on its ability to continue to attract, retain, train and motivate highly qualified personnel. See "Risk Factors -- Competitive Market for Technical Personnel." The Company considers relations with its employees to be good.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent, in part, upon its proprietary accelerated implementation methodology, development tools and other intellectual property rights. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect its proprietary rights. The Company generally enters into confidentiality agreements with its employees, consultants and customers, and limits access to and distribution of its proprietary information. The Company also requires that substantially all of its employees and consultants assign to the Company their rights in intellectual property developed while employed or engaged by the Company. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights. See "Risk Factors -- Reliance on Intellectual Property Rights."

FACILITIES

     The Company owns no real property and currently leases or subleases all of its office space. The Company subleases its headquarters in Iselin, New Jersey, totaling approximately 13,200 square feet. The sublease expires in November 1999. The Company believes that such headquarters has sufficient space for its current and anticipated near-term needs. The Company uses such facility for certain technical and support personnel, sales and marketing, administrative, finance and management personnel. The Company also leases or subleases offices for its operations in San Jose, California, and operations in New Zealand, Singapore and the United Kingdom, In addition, the Company provides funds to Intelligroup Asia, which Intelligroup Asia uses to satisfy its lease obligations for its offices in Hyderabad and Bombay, India.

LEGAL PROCEEDINGS

     The Company had been investigated by the Immigration and Naturalization Service (the "INS") and on April 2, 1997, the Company received two Notices of Intent to Fine from the INS in relation to violations by the Company of the Immigration Reform and Control Act of 1990. Specifically, the INS investigated whether the Company improperly employed certain foreign national individuals prior to their obtaining appropriate work authorization and failed to complete proper employment eligibility verification forms for all employees. The Company cooperated fully with the INS. Pursuant to settlement agreements signed April 28, 1997, fines totaling approximately $42,000 were assessed and paid by the Company. Such amounts were accrued as of December 31, 1996. The Company employs many foreign national individuals and has implemented procedures and controls which it believes will ensure full compliance with the Immigration Reform and Control Act of 1990 and related regulations. The Company now employs in-house counsel to oversee this function.

     On February 16, 1996, the Company, as plaintiff, filed a complaint in the Superior Court of New Jersey, Chancery Division, Middlesex County, against a former consultant to the Company, seven former employees of the Company and Pegasus Systems, Inc. ("Pegasus"), a corporation which currently employs such individuals (collectively, the "Defendants"). The complaint, which seeks damages and injunctive relief against the Defendants, alleges, among other things, misappropriation of proprietary information, unfair competition, tortious interference, breach of employment agreements, breach of a consulting agreement between the Company and Pegasus, and breach of duty of loyalty, good faith and fair dealing. Upon the filing of its complaint, the Company obtained a temporary restraining order and in May 1996 obtained a preliminary injunction prohibiting the Defendants from using or disclosing the Company's proprietary information, prohibiting the Defendants from contacting or soliciting certain of the Company's customers and prohibiting the Defendants from recruiting or attempting to recruit the Company's employees, agents or contractors. The preliminary injunction remains in effect and the Company intends to pursue vigorously enforcement of the injunction against the Defendants. The Defendants have filed an answer and counterclaim. Pegasus has asserted a breach of contract counterclaim against the Company alleging that the Company owes it $129,000 for consulting services. Pegasus and two of the individual Defendants also asserted claims against the Company and two of its officers for tortious interference and defamation. In addition, one of the individual Defendants has asserted that the Company owes him $70,000 in commissions. In addition to monetary damages the Defendants seek injunctive relief. The Defendants unsuccessfully sought a temporary restraining order against the Company. The Company denies the allegations made and intends to defend vigorously the counterclaims. The Company does not believe that the outcome of these claims and counterclaims will have a material effect upon the Company's business, financial condition or results of operations.

     Oxford Systems Inc., a New Jersey corporation and formerly a wholly-owned subsidiary of the Company ("Oxford") which was merged into the Company in December 1996, was named as a defendant in a civil complaint that was filed on June 8, 1995 by Design Strategy Corp. ("Design Strategy"), in New York State

Supreme Court in the County of New York. Design Strategy alleges that another named defendant, Citibank, N.A. ("Citibank"), contracted with Design Strategy for database administration services. Design Strategy claims that Citibank and Oxford conspired to deprive it of commissions, tortiously interfered with contract, engaged in unfair competition, damaged its reputation and misappropriated services. Design Strategy recently settled its claims against Citibank. The Company denies the allegations made and intends to continue to defend vigorously such action. The Company does not believe that the outcome of the action will have a material effect upon the Company's business, financial condition or results of operations.

     There is no other material litigation pending to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                      NAME                         AGE                     POSITION
-------------------------------------------------  ----    ----------------------------------------
Ashok Pandey(1)(2)...............................  39      Chairman of the Board, President, Chief
                                                           Executive Officer and Director
Rajkumar Koneru..................................  27      Executive Vice President and Director
Nagarjun Valluripalli............................  29      Executive Vice President and Director
Robert M. Olanoff................................  40      Chief Financial Officer, Treasurer and
                                                           Secretary
Paul W. Coombs...................................  41      Vice President -- Business Solutions
Anthony Knight...................................  38      Vice President -- Sales and Marketing
Klaus P. Besier(2)(3)............................  45      Director
David A. Finley(2)(3)............................  64      Director
Kevin P. Mohan(1)................................  33      Director
Thomas S. Roberts(1).............................  33      Director

---------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

(3) Member of Option Committee.

     All executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified. All directors hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified. There are no family relationships among any of the executive officers and directors of the Company.

     Ashok Pandey founded the Company and has served as a director, Chairman of the Board, President, and Chief Executive Officer of the Company since its inception in 1987. Prior to founding the Company, Mr. Pandey was a consultant to AT&T and Bell Laboratories. He has more than twelve years of experience in developing systems and application software.

     Rajkumar Koneru joined the Company in April 1996 and currently serves as Executive Vice President and as a director. In May 1993, Messrs. Koneru and Valluripalli co-founded Oxford Systems Inc., a systems integration company ("Oxford"). In March 1994, they sold all of the issued and outstanding capital stock of Oxford to the Company. See "Certain Transactions." From June 1992 through December 1992, Mr. Koneru was a consultant with Super Solutions Corporation and, from March 1993 until March 1996 he was a consultant for the Boston Group, each an information technology consulting firm. Following consummation of the Company's transaction with Oxford, Mr. Koneru continued to be employed by the Boston Group, which subcontracted Mr. Koneru's services to the Company.

     Nagarjun Valluripalli joined the Company in March 1994 and currently serves as Executive Vice President and as a director. In May 1993, Messrs. Koneru and Valluripalli co-founded Oxford, at which Mr. Valluripalli was responsible for business development. In March 1994, Messrs. Koneru and Valluripalli sold all of the issued and outstanding capital stock of Oxford to the Company. See "Certain Transactions." Prior to founding Oxford, from 1990, Mr. Valluripalli was marketing manager for VJ Infosystems, a software training and services company.

     Robert M. Olanoff joined the Company in January 1996 and currently serves as its Chief Financial Officer, Treasurer and Secretary. Prior to joining the Company, from 1993 through 1995, Mr. Olanoff was Chief Financial Officer and Vice President of InfoMed Holdings, Inc. From 1990 to 1993, he was Controller of Execu-Flow Systems, Inc. Each company is a turnkey software provider to the healthcare industry. Mr. Olanoff is a certified public accountant.

     Paul W. Coombs joined the Company in July 1994 and currently serves as Vice President -- Business Solutions. From November 1993 through December 1994, he was a director of CBC Limited, a computer consulting company, of which he was a principal shareholder. From July 1986 through November 1993, he was an Associate -- Strategic Planning with Touche Ross & Co.

     Anthony Knight joined the Company in December 1996 and currently serves as Vice President -- Sales and Marketing. Prior to joining the Company, Mr. Knight served in various sales and sales management positions from September 1995 to December 1996 with EDS, and from June 1991 to September 1995 with Computer Sciences Corp. Both companies engage in outsourcing and systems integration.

     Klaus P. Besier has been a director of the Company since December 1996. Mr. Besier was Chairman and Chief Executive Officer of OneWave, Inc., a provider of intranet and internet business solutions, from early 1996 to June 1997. Effective July 1997, Mr. Besier will join Clear With Computers, Inc., a privately-held provider of technology-enabled selling solutions, as its President and Chief Executive Officer. Prior to joining OneWave, Inc., Mr. Besier served from 1994 to early 1996 as Chief Executive Officer and from 1992 to 1993 as President of SAP America, Inc., a subsidiary of SAP AG and a leading provider of client/service business application solutions software. Prior to joining SAP America, Inc., Mr. Besier was Corporate Vice President and a general manager of a subsidiary of Hoechst Celanese.

     David A. Finley has been a director of the Company since January 1997. Mr. Finley currently serves as Executive Vice President, Chief Financial Officer and as a director of Broadway and Seymour, Inc., a software and services company. Prior to joining Broadway and Seymour, Inc., Mr. Finley was self-employed from January 1990 to January 1996 as a consultant to various software companies, investment firms and finance companies. Mr. Finley is the founder and first chief executive of IBM Credit Corporation. Mr. Finley also served for over 30 years with IBM, most recently as its Treasurer.

     Kevin P. Mohan has been a director of the Company since April 1996. Mr. Mohan currently serves as a Principal of various venture capital funds (including Summit Ventures IV, L.P. and Summit Investors III, L.P., shareholders of the Company) affiliated with Summit Partners, a venture capital firm, at which he has been employed since 1994. Prior to joining Summit Partners, Mr. Mohan served as an engagement manager at McKinsey & Company, Inc. Mr. Mohan is also a director of several privately held companies.

     Thomas S. Roberts has been a director of the Company since April 1996. Mr. Roberts currently serves as a General Partner of various venture capital funds (including Summit Ventures IV, L.P. and Summit Investors III, L.P., shareholders of the Company) affiliated with Summit Partners, a venture capital firm, at which he has been employed since 1989. Mr. Roberts is also a director of AMX Corporation, PowerCerv Corporation, and several privately held companies.

     The Board of Directors has a Compensation Committee, which approves salaries and certain incentive compensation for management and key employees of the Company; an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants; and an Option Committee, which administers the Company's 1996 Stock Plan.

DIRECTORS' COMPENSATION

     On October 19, 1996, the Company's Board of Directors adopted a policy to compensate each non-employee director who is elected to the Company's Board of Directors after such date. The Board of Directors established a cash payment of $1,500 per meeting, for each meeting attended by each such director. Other than Messrs. Besier and Finley, who are each compensated pursuant to such policy, directors do not otherwise receive cash compensation for services on the Company's Board of Directors. The Company does provide, however, reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors.

1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On June 3, 1996 the Board of Directors approved and shareholders adopted the Company's Non-Employee Director Plan which became effective on July 12, 1996. The Non-Employee Director Plan provides for the grant of options to purchase a maximum of 140,000 shares of Common Stock of the Company to non-employee directors of the Company. The Non-Employee Director Plan is administered by the Board of Directors. Effective September 26, 1996, Messrs. Roberts and Mohan each was granted options to purchase 20,000 shares of Common Stock, at an exercise price of $10.00 per share, under such plan. On December 17, 1996, Mr. Besier was granted options to purchase 20,000 shares of Common Stock at an exercise price of $12.125 per share and on January 28, 1997, Mr. Finley was granted options to purchase 20,000 shares of Common Stock at an exercise price of $11.75 per share, under such plan.

     Each person who was a director of the Company on the effective date of the Company's initial public offering or became or will become a director of the Company thereafter, and who is not also an employee or officer of the Company, was or shall be granted, on the date of such initial public offering or the date on which he or she became or becomes a director, whichever is later, an option to purchase 20,000 shares of Common Stock, at an exercise price per share equal to the then fair market value of the shares. No subsequent grants are permitted to such individuals under the Non-Employee Director Plan. All options become exercisable in five equal annual installments commencing one year after the date of grant provided that the optionee then remains a director at the time of vesting of the installments. The right to exercise annual installments of options will be reduced proportionately based on the optionee's actual attendance at directors' meetings if the optionee fails to attend at least 80% of the directors' meetings held in any calendar year. The term of each option will be for a period of ten years from the date of grant, unless sooner terminated in accordance with the Non-Employee Director Plan. Options may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order and are exercisable to the extent vested at any time prior to the scheduled expiration date of the option. The Non-Employee Director Plan terminates on the earlier of May 31, 2006 or at such time as all shares of Common Stock currently or hereafter reserved for issuance shall have been issued.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and to each other executive officer of the Company whose aggregate cash compensation exceeded $100,000 (collectively, the "Named Executives") during the years ended December 31, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                                                                   ------------
                                                                      ANNUAL COMPENSATION             AWARDS
                                                               ---------------------------------   ------------
                                                                                       OTHER        SECURITIES
                                                                                       ANNUAL       UNDERLYING     ALL OTHER
                                                                SALARY     BONUS    COMPENSATION     OPTIONS      COMPENSATION
              NAME AND PRINCIPAL POSITION               YEAR      ($)       ($)        ($)(L)          (#)           ($)(2)
------------------------------------------------------- ----   ---------   ------   ------------   ------------   ------------
Ashok Pandey........................................... 1996    208,461        --      12,290             --         11,570
  Chairman of the Board, President and                  1995    145,150        --      18,367             --         12,190
  Chief Executive Officer(3)
Rajkumar Koneru........................................ 1996    141,667        --       7,678             --             --
  Executive Vice President(3)                           1995         --        --          --             --             --
Nagarjun Valluripalli.................................. 1996    200,000        --          --             --             --
  Executive Vice President(3)                           1995    147,968        --      19,727             --          3,858
Robert M. Olanoff...................................... 1996     91,316    10,000          --         88,000             --
  Chief Financial Officer, Treasurer                    1995         --        --          --             --             --
  and Secretary(3)(4)
Paul Coombs............................................ 1996    210,533        --          --        132,000             --
  Vice President --                                     1995    148,588        --          --             --             --
  Business Solutions(3)(5)

---------------
(1) Represents car allowance payments by the Company and, in the case of each of Ashok Pandey and Nagarjun Valluripalli, for 1995, includes certain non-recurring personal expenses.

(2) Represents the value of insurance premiums paid by the Company with respect to whole life insurance for the benefit of the Named Executive.

(3) Each of the Named Executives has entered into an employment agreement with the Company. See "-- Employment Agreements, Change-In-Control Agreements, Indemnification Agreements, Non-Competition, Non-Disclosure and Non-Solicitation Agreements."

(4) Mr. Olanoff joined the Company in January 1996.

(5) Paul Coombs served as Director of Business Solutions of the Company in 1995 and 1996. Mr. Coombs was promoted to the position of Vice
    President -- Business Solutions in February 1997.

1996 STOCK PLAN

     The 1996 Stock Plan was adopted by the Board of Directors and approved by the shareholders of the Company on June 3, 1996 and became effective on July 12, 1996. A total of 1,450,000 shares are reserved for issuance upon the exercise of options and/or stock purchase rights granted under the 1996 Stock Plan, of which options to purchase 885,383 shares have been granted and are currently outstanding, while options to purchase 42,667 shares were granted and have been exercised. Those eligible to receive stock option grants or stock purchase rights under the 1996 Stock Plan include employees, non-employee directors and consultants. The 1996 Stock Plan is administered by the Option Committee of the Board of Directors of the Company, which is comprised solely of outside directors.

     Subject to the provisions of the 1996 Stock Plan, the administrator of the 1996 Stock Plan has the discretion to determine the optionees and/or grantees, the type of options to be granted (incentive stock options ("ISOs") or non-qualified stock options ("NQSOs")), the vesting provisions, the terms of the grants and such other related provisions as are consistent with the 1996 Stock Plan. The exercise price of an ISO may not be less than the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The purchase price of shares issued pursuant to stock purchase rights may not be less than 50% of the fair market value of such shares as of the offer date of such rights.

     The options terminate not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment with the Company, but provide that the term of any options granted to a holder of more than 10% of the outstanding shares of capital stock may be no longer than five years. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options. The 1996 Stock Plan terminates on July 11, 2006.

EMPLOYMENT AGREEMENTS, CHANGE-IN-CONTROL AGREEMENTS, INDEMNIFICATION AGREEMENTS, NON-COMPETITION,
NON-DISCLOSURE AND NON-SOLICITATION AGREEMENTS

     Each of the executive officers of the Company entered into a two-year employment agreement with the Company commencing June 1, 1996, with the exception of Anthony Knight whose employment agreement was executed in December 1996 and provides for termination upon thirty days written notice by either party. Pursuant to Mr. Coombs' amended employment agreement, Mr. Coombs is an employee-at-will and may be terminated at any time with or without cause. Under the terms of their respective agreements, Messrs. Pandey, Koneru, Valluripalli, Olanoff, Coombs and Knight currently are entitled to annual base salary of $200,000, $200,000, $200,000, $135,000, $200,000 and $200,000, respectively, and bonuses, the amounts and payments of which are within the discretion of the Compensation Committee of the Board of Directors. In addition, the Company and Mr. Olanoff entered into a Change in Control Severance Pay Agreement, dated June 1, 1996, pursuant to which the Company has agreed, subject to certain restrictions, to pay Mr. Olanoff the equivalent of six months salary in the event that Mr. Olanoff is terminated without cause if there is a change in control of the Company. The Company has not entered into any change-in-control agreement with any other employee.

     The above described agreements require each individual to maintain the confidentiality of Company information. In addition, each of such persons has agreed that during the term of his respective agreement and thereafter for a period of two years, and in the case of Mr. Knight for a period of one year, such person will not compete with the Company in any state or territory of the United States, or any other country, where the Company does business by engaging in any capacity, or in the case of Mr. Knight in certain limited capacities, in any business which is competitive with the business of the Company. The employment agreements also provide that for a period of two years, and in the case of Mr. Knight for a period of one year, following the termination of employment, each such individual shall not solicit the Company's customers or employees.

     In addition to the foregoing employment contracts, the Company has executed indemnification agreements with each of its executive officers and directors pursuant to which the Company has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

     Substantially all of the Company's employees have agreed not to compete with the Company, not to disclose Company information and not to solicit Company employees.

KEY MAN INSURANCE

     Messrs. Pandey, Koneru and Valluripalli are key employees of the Company and the contribution of each of them to the Company has been and will be a significant factor in the Company's future success. The loss of any of them could adversely affect the Company's business and results of operations. The Company maintains, and is the beneficiary of, a life insurance policy on the life of each of Messrs. Pandey, Koneru and Valluripalli. The face amount of each such policy is $1.0 million.

                              CERTAIN TRANSACTIONS

     In March 1994, the Company acquired all of the issued and outstanding shares of Oxford Systems Inc., a New Jersey corporation ("Oxford"), from Messrs. Koneru and Valluripalli, the co-founders of Oxford, in exchange for an aggregate of a two-thirds equity interest in the Company. In December 1996, Oxford was merged into the Company and ceased to exist as a corporate entity.

     Messrs. Pandey, Koneru and Valluripalli are the sole shareholders of Intelligroup Asia. Intelligroup Asia operates the Advanced Development Center in Hyderabad, India for the sole and exclusive use and benefit of the Company and all contracts and commercial arrangements of Intelligroup Asia are subject to prior approval by the Company. The Company and Messrs. Pandey, Koneru and Valluripalli have entered into an agreement pursuant to which the Company will, subject to necessary Indian government approvals, acquire the shares of Intelligroup Asia for nominal consideration when and if such shares may be transferred in accordance with the laws of India. The Company has agreed to provide all of the necessary support and assistance to Intelligroup Asia, including technical and financial support, subject to certain financial restrictions set forth in the Company's credit agreement with PNC Bank.

     In November 1996, the Company commenced operations in Singapore with the incorporation of Intelligroup Singapore Private Ltd. ("Intelligroup Singapore"). Each of the Company and Mr. Koneru owns 50% of Intelligroup Singapore.

     In March 1996, Summit Ventures IV, L.P., guaranteed a $750,000 line of credit obtained by the Company from a bank. All borrowings under such line of credit were repaid by the Company in April 1996, upon consummation of the financing described below.

     In April 1996, the Company issued and sold five-year 9% subordinated debentures in the aggregate principal amount of $6.0 million to Summit Ventures IV, L.P. and Summit Investors III, L.P. In connection therewith, the Company also issued warrants to purchase, for nominal consideration (less than $0.25 in the aggregate), up to a maximum of 1,922,845 shares of Common Stock of the Company. The number of shares underlying the warrants was subject to downward adjustment based upon the initial public offering price. At the initial public offering price of $10.00 per share, there were 1,364,000 shares of Common Stock underlying the warrants. The warrants were exercised upon effectiveness of the Company's initial public offering on September 26, 1996. Summit Ventures IV, L.P. and Summit Investors III, L.P. have certain registration rights. See "Description of Capital Stock -- Registration Rights." In addition, each of Messrs. Pandey, Koneru and Valluripalli have granted Summit Ventures IV, L.P. and Summit Investors III, L.P. certain rights of co-sale in the event that such individuals propose to sell their shares of Common Stock. In October 1996, the Company prepaid in full the amounts outstanding under the subordinated debentures, including accrued interest, with a portion of the net proceeds from its initial public offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Following the issuance and sale of the subordinated debentures and in connection therewith, the Company repurchased from Messrs. Pandey, Koneru and Valluripalli an aggregate of 4,881,066 shares of Common Stock for an aggregate cash payment of $1.5 million, or $500,000 to each such shareholder, at a price per share equal to $0.31. The repurchased shares were canceled upon consummation of such transaction. The debenture transaction was consummated, in part, to allow Messrs. Pandey, Koneru and Valluripulli to diversify their portfolios and achieve a degree of liquidity.

     Subsequent to December 31, 1995, the Company determined that it had unrecorded and unpaid federal and state payroll-related taxes for certain employees. As a result of the Company's voluntary disclosure to the Internal Revenue Service of certain unpaid tax liabilities, on June 5, 1996, the Company received an audit assessment from the Internal Revenue Service for unpaid 1994 and 1995 federal income tax withholding, FICA and FUTA taxes in the aggregate amount of $814,000, of which approximately $800,000 has been paid as of the date of this Prospectus. No interest or penalties were assessed. Reserves, aggregating $1.0 million, including the amount of the Internal Revenue Service audit assessment, were recorded at December 31, 1995. No assurance may be given, however, that interest, penalties or additional state or federal taxes will not be assessed in the future. The Company's principal shareholders, Messrs. Pandey, Koneru and Valluripalli, have agreed to indemnify the Company for any and all losses which the Company may sustain, in excess of the $1.0 million reserve, net of any tax benefits realized by the Company, arising from or relating to federal or state tax, interest or penalty payment obligations resulting from the above subject matter. To secure such indemnification obligations, Messrs. Pandey, Koneru and Valluripalli have pledged to the Company an aggregate of $450,000 and 191,667 shares of Common Stock owned by them. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Board of Directors of the Company has adopted a policy requiring that any future transactions between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties. In addition, New Jersey law requires that any such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1997, of (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and Named Executives, and (iii) all current directors and executive officers of the Company as a group.

                                                                                  PERCENT OF CLASS
                                                                                 BENEFICIALLY OWNED
                                                        NUMBER OF SHARES     ---------------------------
                                                          BENEFICIALLY        PRIOR TO          AFTER
         NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED(1)         OFFERING(2)     OFFERING(2)
------------------------------------------------------  ----------------     -----------     -----------
Ashok Pandey(3)(4)....................................      2,202,221            20.4%           18.7%
Rajkumar Koneru(3)(4).................................      2,202,220            20.4            18.7
Nagarjun Valluripalli(3)(4)...........................      2,202,221            20.4            18.7
Summit Ventures IV, L.P. and Summit Investors III,
  L.P.(5).............................................      1,182,688            11.0            10.0
Klaus Besier..........................................             --              --              --
David Finley..........................................             --              --              --
Kevin P. Mohan(6).....................................      1,182,688            11.0            10.0
Thomas S. Roberts(7)..................................      1,182,688            11.0            10.0
Robert M. Olanoff(3)(8)...............................         29,334               *               *
Paul W. Coombs(3)(9)..................................         44,000               *               *
All directors and officers as a group (10
  persons)(10)........................................      7,862,684            72.5            66.3

---------------
  *  Less than one percent.

 (1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

 (2) Applicable percentage of ownership is based on 10,778,267 shares of Common Stock outstanding on May 31, 1997, plus any presently exercisable stock options and options which will become exercisable within 60 days after May 31, 1997 held by each such holder, and 11,778,267 shares of Common Stock outstanding after the completion of this offering.

 (3) The address for each of Messrs. Pandey, Koneru, Valluripalli, Olanoff, Coombs and Knight is c/o Intelligroup, Inc., 517 Route One South, Iselin, New Jersey 08830.

 (4) Ashok Pandey, Rajkumar Koneru, and Nagarjun Valluripalli each has sole power to vote or to direct the vote of and to dispose of or direct the disposition of 2,202,221, 2,202,220, and 2,202,221 shares, respectively, provided, however, that 63,889 of each such individual's shares have been pledged to the Company to secure certain indemnification obligations. See "Certain Transactions."

 (5) Represents 1,123,554 shares and 59,134 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors III, L.P., respectively. The address of both entities is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210.

 (6) Kevin P. Mohan is a Principal of Summit Partners and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Summit Ventures IV, L.P. and Summit Investors III, L.P. See Note 5. Mr. Mohan expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Summit Ventures IV, L.P. and Summit Investors III, L.P. Excludes 20,000 shares underlying options held by Mr. Mohan which become exercisable over time commencing in September 1997.

 (7) Thomas S. Roberts is a General Partner of Summit Partners and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Summit Ventures IV, L.P. and Summit Investors III, L.P. See Note 5. Mr. Roberts expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Summit Ventures IV, L.P.

     and Summit Investors III, L.P. Excludes 20,000 shares underlying options held by Mr. Roberts which become exercisable over time commencing in September 1997.

 (8) Represents 29,334 shares of Common Stock underlying options which are exercisable as of May 31, 1997 or sixty (60) days after such date. Excludes 58,666 shares underlying options which become exercisable over time after such period.

 (9) Represents 44,000 shares of Common Stock underlying options which are exercisable as of May 31, 1997 or sixty (60) days after such date. Excludes 484,000 shares underlying options which become exercisable over time after such period. Subsequent to May 31, 1997, Mr. Coombs exercised options to purchase 28,000 shares of Common Stock and resold such shares in a broker's transaction pursuant to Rules 701 and 144 under the Securities Act.

(10) Includes an aggregate of 73,334 shares of Common Stock underlying options granted to individuals listed in the table which are exercisable as of May 31, 1997 or within sixty (60) days after such date.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated Preferred Stock, $.01 par value per share (the "Preferred Stock").

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Amended and Restated Certificate of Incorporation, a copy of which has been incorporated by reference as an exhibit to the Registration Statement. The following summary is qualified in its entirety by reference thereto.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the shareholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends, subject to the senior rights of preferred shareholders, if any, when, as and if declared by the Board of Directors (see "Dividend Policy") and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be sold in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

     At June 10, 1997, there were 10,778,267 shares issued and outstanding and held of record by 78 shareholders.

PREFERRED STOCK

     The Company's Board of Directors may without further action by the Company's shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Company does not presently intend to issue any series of Preferred Stock.

     The overall effect of the ability of the Company's Board of Directors to issue Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change-in-control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of shareholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of such stock. See "Risk Factors -- Control by Management and Existing Shareholders" and "Risk Factors -- Anti-takeover Effect of Certain Charter and By-law Provisions and New Jersey Law."

REGISTRATION RIGHTS

     In April 1996, in connection with the sale of subordinated debentures and warrants by the Company, the Company and Summit Ventures IV, L.P. and Summit Investors III, L.P. executed a Registration Rights Agreement (the "Rights Agreement") pursuant to which the Company granted certain registration rights to such entities. Pursuant to the Rights Agreement, Summit Ventures IV, L.P. and Summit Investors III, L.P. and their assignees have the right, subject to certain restrictions set forth in the Rights Agreement, to require that the Company register, under the Securities Act, the Registrable Securities, as defined in the Rights Agreement (the "Registrable Securities"), requested by such holders at the Company's expense (on no more than two occasions).

     Under the Rights Agreement, the Company is obligated to use its best efforts to qualify for registration of securities on Form S-3 under the Securities Act. After the Company has qualified for the use of Form S-3, the holders of Registrable Securities have the right to an unlimited number of registrations on such form. The Company is not, however, required to effect the registration on a Form S-3 more than once in any six-month period, or if the aggregate market value of such securities to be registered is less than $1.0 million.

     Also pursuant to the Rights Agreement, if, at any time, the Company proposes to register any of its Common Stock under the Securities Act for sale to the public, the holders of the Registrable Securities have unlimited piggyback registration rights at the Company's expense, subject to certain restrictions set forth in the Rights Agreement. In addition, the Company has agreed to indemnify the holders of such registration rights and each underwriter in any such offering against certain liabilities, including liabilities under the Securities Act. The holders of such Registrable Securities have waived their registration rights with respect to this offering.

LIMITATION OF DIRECTOR LIABILITY

     The Amended and Restated Certificate of Incorporation of the Company limits the liability of directors and officers of the Company to the Company or its shareholders to the fullest extent permitted by New Jersey law. Specifically, directors and officers of the Company will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability
(i) for any breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, (iii) as to directors only, under Section 14A: 6-12 (1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

     The Company is governed by the provisions of Section 14A:10A-1 et seq., the New Jersey Shareholders Protection Act (the "New Jersey Act"), of the New Jersey Business Corporation Act, an anti-takeover law. In general, the statute prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of the corporation's voting stock. After the five-year waiting period has elapsed, a business combination between a corporation and an interested shareholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or unless the business combination satisfies the New Jersey Act. The New Jersey Act's fair price provision is intended to provide that all shareholders (other than the interested shareholders) receive a fair price for their shares.

     In addition, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock, with rights, preferences and other designations, including voting rights, to be determined by the Board of Directors. Furthermore, the Amended and Restated Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-laws of the Company;
(ii) shareholders of the Company may not take any action by written consent;
(iii) special meetings of shareholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a tender or exchange offer or other business combination, is authorized to give due consideration to any relevant factors, including without limitation, the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; and (v) the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to amend the above provisions (i) through (iv) or the limitation on director liability as set forth in the Amended and Restated Certificate of Incorporation. The New Jersey statute, the authorized undesignated Preferred Stock and the foregoing provisions of the Amended and Restated Certificate of Incorporation may discourage certain types of transactions involving an actual or potential change in control of the Company and could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, in the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 11,778,267 shares of Common Stock, based on shares outstanding as of June 10, 1997. See "Capitalization." Of these shares, an aggregate of 3,988,917 shares, consisting of: (i) the 1,000,000 shares sold in this offering; (ii) the 2,846,250 shares offered and sold pursuant to the Company's initial public offering of Common Stock consummated in October 1996; and (iii) an aggregate of 142,667 shares, including 100,000 shares resold by certain shareholders pursuant to the provisions of Rule 144 and 42,667 shares which were issued upon the exercise of vested stock options pursuant to Rule 701, will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 7,789,350 shares of Common Stock are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption afforded by Rule 144.

     Messrs. Pandey, Koneru and Valluripalli, owning in the aggregate 6,606,662 shares, have entered into "lock-up" agreements with the Underwriter, providing that, subject to certain exceptions, they will not offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days following the date of this Prospectus without the prior written consent of the Underwriter. The Underwriter may, in its sole discretion, and at any time without notice, release all or a portion of the shares subject to these "lock-up" agreements. Subject to the "lock-up" agreements, all of such shares will be eligible for resale in the public market pursuant to Rule 144, subject to certain limitations described below. Certain other affiliated shareholders holding an aggregate of 1,182,688 shares are also eligible to resell such shares in the public market under Rule 144 and have the right in certain circumstances to require the Company to register under the Securities Act such shares of Common Stock for resale to the public. See "Description of Capital Stock -- Registration Rights."

     Rule 144 provides that an affiliate of the Company or a person (or persons whose sales are aggregated) who has beneficially owned Restricted Shares for at least one year but less than two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (117,783 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least two years, is entitled to sell such shares under Rule 144 without regard to the limitations described above.

     As of June 10, 1997, there were outstanding options to purchase an aggregate of 885,383 shares of Common Stock, of which 120,795 shares are eligible for immediate resale in compliance with Rules 144 and 701 (relating to the sale of shares issuable under certain compensatory stock plans). The Company intends to file a Registration Statement on Form S-8 shortly after the consummation of this offering to register an aggregate of 1,547,333 shares of Common Stock issuable upon stock options granted, or to be granted, under its 1996 Stock Plan and 1996 Non-Employee Director Stock Option Plan.

     The Common Stock has been traded on the Nasdaq National Market since September 27, 1996. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the shares of Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Montgomery Securities (the "Underwriter") has agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement"), by and between the Company and the Underwriter, to purchase from the Company 1,000,000 shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter is committed to purchase all of the shares of Common Stock, if it purchases any.

     The Underwriter has advised the Company that it initially proposes to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriter may allow selected dealers a concession of not more
than $       per share; and the Underwriter may allow, and such dealers may
reallow, a concession of not more than $       per share to certain other
dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriter. The Common Stock is offered subject to receipt and acceptance by the Underwriter, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriter, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 150,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriter. The Underwriter may purchase such shares only to cover over-allotments made in connection with the offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

     Messrs. Pandey, Koneru and Valluripalli have agreed that for a period of 90 days following the date of this Prospectus they will not, without the prior written consent of the Underwriter, directly or indirectly, sell, offer, contract or grant an option to sell (including without limitation any short sale), pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable or convertible into shares of Common Stock held by them, or publicly announce the intention to do any of the foregoing. In addition, the Company has agreed that for a period of 90 days after the date of this Prospectus it will not, without the consent of Montgomery Securities, directly or indirectly, sell, offer, contract or grant an option to sell, pledge, transfer or otherwise dispose of, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, or publicly announce the intention to do any of the foregoing, except for shares of Common Stock offered hereby and shares issued pursuant to the 1996 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan. See "Shares Eligible for Future Sale."

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter and certain selling group members, if any, to bid for and purchase the Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriter creates a short position in the Common Stock in connection with the offering, i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriter may reduce that short position by purchasing Common Stock in the open market. The Underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor the Underwriter makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Common Stock is traded on the Nasdaq National Market under the symbol ITIG.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll, Princeton, New Jersey. Certain legal matters in connection with the offering will be passed upon for the Underwriter by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements included in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said report.

     On December 15, 1995, the Company retained Arthur Andersen LLP to act as its independent public accountants and informed the prior auditors, Amper, Politziner & Mattia, the Company's independent accountants since January 1995, of its decision. The former auditor's report on the Company's financial statements for the year ended December 31, 1994 does not cover the financial statements of the Company included in this Prospectus. In connection with its audit of the consolidated financial statements for the year ended December 31, 1994, there were no disagreements with the prior auditors on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The prior auditors' report on the Company's consolidated financial statements for the year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Board of the Directors of the Company. The Company previously provided the prior auditors with a copy of the above disclosure and the prior auditors furnished the Company with a letter addressed to the Securities and Exchange Commission stating its agreement with the above statements. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1995 and 1996........................   F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1995 and
     1996.............................................................................   F-4
  Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended
     December 31, 1995 and 1996.......................................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and
     1996.............................................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7
Consolidated Financial Statements:
  Consolidated Balance Sheet as of March 31, 1997 (unaudited).........................  F-14
  Consolidated Statements of Income for the Three Months Ended March 31, 1996 and 1997
     (unaudited)......................................................................  F-15
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1996 and
     1997 (unaudited).................................................................  F-16
Notes to Consolidated Financial Statements (unaudited)................................  F-17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Intelligroup, Inc.:

     We have audited the accompanying consolidated balance sheets of Intelligroup, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligroup, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Princeton, New Jersey
February 5, 1997 (except with respect to
Note 9, as to which the date is June 13, 1997)

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                       1995            1996
                                                                    -----------     -----------
ASSETS
Current Assets:
  Cash and cash equivalents.....................................    $    71,000     $ 7,479,000
  Restricted cash held in escrow................................        100,000              --
  Accounts receivable, less allowance for doubtful accounts of
     $531,000 and $546,000 at December 31, 1995 and 1996,
     respectively...............................................      4,729,000       8,538,000
  Unbilled services.............................................      1,569,000       2,916,000
  Deferred income taxes.........................................             --         331,000
  Other current assets..........................................          3,000         492,000
                                                                    -----------      ----------
          Total current assets..................................      6,472,000      19,756,000
Property and equipment, less accumulated depreciation of $99,000
  and $243,000 at December 31, 1995 and 1996, respectively......        282,000       1,281,000
Other assets....................................................         30,000         225,000
                                                                    -----------      ----------
                                                                    $ 6,784,000     $21,262,000
                                                                    ===========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..............................................    $ 1,480,000     $   406,000
  Accrued payroll and related taxes.............................      2,568,000       1,814,000
  Accrued expenses and other liabilities........................        532,000       1,268,000
  Income taxes payable..........................................             --         535,000
  Cash overdraft................................................         83,000              --
  Line of credit................................................         45,000              --
  Loans from factors............................................      3,343,000              --
  Current portion of obligations under capital leases...........         18,000          20,000
                                                                    -----------      ----------
          Total current liabilities.............................      8,069,000       4,043,000
                                                                    -----------      ----------
Obligations under capital leases, less current portion..........         81,000          57,000
                                                                    -----------      ----------
Commitments and contingencies
Shareholders' Equity (Deficit)
  Preferred stock, $.01 par value, 5,000,000 shares authorized,
     none outstanding...........................................             --              --
  Common stock, $.01 par value, 25,000,000 shares authorized,
     12,202,666 and 10,735,600 issued and outstanding at
     December 31, 1995 and 1996, respectively...................        122,000         107,000
  Additional paid-in capital....................................             --      19,201,000
  Accumulated deficit...........................................     (1,488,000)     (2,146,000)
                                                                    -----------      ----------
          Total shareholders' equity (deficit)..................     (1,366,000)     17,162,000
                                                                    -----------      ----------
                                                                    $ 6,784,000     $21,262,000
                                                                    ===========      ==========

                See notes to consolidated financial statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                       1995            1996
                                                                    -----------     -----------
Revenue...........................................................  $24,589,000     $47,189,000
Cost of sales.....................................................   20,021,000      33,605,000
                                                                    -----------     -----------
     Gross profit.................................................    4,568,000      13,584,000
Selling, general and administrative expenses......................    4,452,000       9,908,000
                                                                    -----------     -----------
     Operating income.............................................      116,000       3,676,000
                                                                    -----------     -----------
Other expenses:
  Interest expense, net...........................................        4,000         236,000
  Factor charges..................................................    1,171,000         999,000
                                                                    -----------     -----------
                                                                      1,175,000       1,235,000
                                                                    -----------     -----------
Income (loss) before provision for income taxes and extraordinary
  charge..........................................................   (1,059,000)      2,441,000
Provision for income taxes........................................           --         500,000
                                                                    -----------     -----------
Income (loss) before extraordinary charge.........................   (1,059,000)      1,941,000
Extraordinary charge-loss on early extinguishment of debt, net of
  income tax benefit of $296,000..................................           --       1,148,000
                                                                    -----------     -----------
     Net income (loss)............................................  $(1,059,000)    $   793,000
                                                                    ===========     ===========
Earnings (loss) per share:
  Income (loss) before extraordinary charge.......................  $     (0.08)    $      0.18
  Extraordinary charge, net of income tax benefit.................           --           (0.11)
                                                                    -----------     -----------
     Net income (loss) per share..................................  $     (0.08)    $      0.07
                                                                    ===========     ===========
Shares used in per share calculation..............................   13,737,000      10,989,000
                                                                    ===========     ===========

                See notes to consolidated financial statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                            TOTAL
                                         COMMON STOCK        ADDITIONAL                  SHAREHOLDERS'
                                     ---------------------     PAID-IN     ACCUMULATED     EQUITY
                                       SHARES      AMOUNT      CAPITAL       DEFICIT      (DEFICIT)
                                     ----------   --------   -----------   -----------   -----------
Balance at December 31, 1994.......  12,202,666   $122,000   $        --   $  (429,000)  $  (307,000)
  Net loss.........................          --         --            --    (1,059,000)   (1,059,000)
                                     ----------   --------   -----------   -----------   -----------
Balance at December 31, 1995.......  12,202,666    122,000            --    (1,488,000)   (1,366,000)
  Net income.......................          --         --            --       793,000       793,000
  Repurchase and retirement of
     common stock..................  (4,881,066)   (49,000)           --    (1,451,000)   (1,500,000)
  Issuance of common stock, net of
     related costs.................   2,050,000     20,000    17,815,000            --    17,835,000
  Exercise of warrants.............   1,364,000     14,000     1,386,000            --     1,400,000
                                     ----------   --------   -----------   -----------   -----------
Balance at December 31, 1996.......  10,735,600   $107,000   $19,201,000   $(2,146,000)  $17,162,000
                                     ==========   ========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                       1995            1996
                                                                    -----------     -----------
Cash flows from operating activities:
  Net income (loss)...............................................  $(1,059,000)    $   793,000
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization................................       51,000         214,000
     Provision for doubtful accounts..............................      411,000         590,000
     Extraordinary charge.........................................           --       1,444,000
     Deferred income taxes........................................           --        (331,000)
  Changes in assets and liabilities:
     Restricted cash deposited in escrow..........................     (100,000)        100,000
     Accounts receivable..........................................   (3,339,000)     (4,399,000)
     Unbilled services............................................   (1,386,000)     (1,347,000)
     Other current assets.........................................       27,000        (489,000)
     Other assets.................................................      (30,000)       (197,000)
     Cash overdraft...............................................       83,000         (83,000)
     Accounts payable.............................................    1,480,000      (1,074,000)
     Accrued payroll and related taxes............................    1,035,000        (754,000)
     Income taxes payable.........................................           --         535,000
     Accrued expenses and other liabilities.......................      478,000         736,000
                                                                    -----------     -----------
          Net cash used in operating activities...................   (2,349,000)     (4,262,000)
                                                                    -----------     -----------
Cash flows from investing activities:
  Purchase of property and equipment..............................     (142,000)     (1,143,000)
                                                                    -----------     -----------
Cash flows from financing activities:
  Proceeds from subordinated debentures and warrants, net of
     issuance costs...............................................           --       5,888,000
  Repayment of subordinated debentures............................           --      (6,000,000)
  Repurchase of common stock......................................           --      (1,500,000)
  Proceeds from issuance of common stock, net of issuance costs...           --      17,835,000
  Loans from (repayments to) factors, net.........................    2,349,000      (3,343,000)
  Proceeds from (repayments of) lines of credit, net..............        6,000         (45,000)
  Principal payments under capital leases.........................       (2,000)        (22,000)
                                                                    -----------     -----------
          Net cash provided by financing activities...............    2,353,000      12,813,000
                                                                    -----------     -----------
          Net increase (decrease) in cash and cash equivalents....     (138,000)      7,408,000
Cash and cash equivalents at beginning of period..................      209,000          71,000
                                                                    -----------     -----------
Cash and cash equivalents at end of period........................  $    71,000     $ 7,479,000
                                                                    ===========     ===========
Supplemental disclosures of cash flow information:
  Cash paid for interest..........................................  $ 1,175,000     $ 1,264,000
                                                                    ===========     ===========
Noncash transactions:
  Capital lease obligations.......................................  $   102,000     $        --
                                                                    ===========     ===========

                See notes to consolidated financial statements.

                               INTELLIGROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Intelligroup, Inc., and its subsidiaries (the "Company") provide a wide range of information technology services, including enterprise-wide business process solutions, systems integration and custom software development based on leading technologies. The Company markets its services to a wide variety of industries primarily in the United States. The majority of the Company's business is with large established companies, including consulting firms, serving numerous industries.

  Principles of Consolidation and Use of Estimates

     The accompanying financial statements include the accounts of Intelligroup, Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of investments in highly liquid short-term instruments, with original maturities of three months or less.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (five years). Costs of maintenance and repairs are charged to expense as incurred.

  Revenue Recognition

     The Company generates revenue from professional services rendered. Revenue is recognized as services are performed with the corresponding cost of providing those services reflected as cost of sales. Substantially all customers are billed on a per diem basis whereby actual time is charged directly to the customer. Billings to customers for out-of-pocket expenses are recorded as a reduction of expenses incurred. Unbilled services at December 31, 1995 and 1996 represent services provided which are billed subsequent to year-end. All such amounts are anticipated to be realized in the following year.

  Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts arising from services, which is based upon a review of outstanding receivables as well as historical collection information. In determining the amount of the allowance, management is required to make certain estimates and assumptions. The provision for doubtful accounts totaled $411,000 and $590,000 in 1995 and 1996, respectively. Credit is granted to substantially all customers on an unsecured basis.

  Recoverability of Long-Lived Assets

     The Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company's ability to recover the unamortized balance of its long-lived assets from expected future cash flows from its operations on an undiscounted basis.

                               INTELLIGROUP, INC.

  Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which requires companies to measure employee stock compensation plans based on the fair value method using an option pricing model or to continue to apply APB No. 25, "Accounting for Stock Issued to Employees," and provide pro forma footnote disclosures under the fair value method. The Company continues to apply APB No. 25 and provides pro forma disclosures (See Note 7).

  Concentrations

     For the years ended December 31, 1995 and 1996, approximately 69% and 74% of revenue, respectively, was derived from projects in which the Company's personnel implemented software developed by SAP. The Company's future success in its SAP-related consulting services depends largely on its continued relationship with SAP and on its continued status as a SAP National Logo Partner. The Company's agreement with SAP (the "Agreement") is awarded on an annual basis. The Company's current contract expires on December 31, 1997. The Agreement contains no minimum revenue requirement or cost sharing arrangements and does not provide for commissions or royalties to either party. In February 1997, the Company achieved National Logo Partner status with SAP, SAP's highest consulting alliance partnership status, and will begin operating under the terms of such partnership agreement pending partnership agreement negotiations.

     A substantial portion of the Company's revenue is derived from projects in which an information technology consulting firm other than the Company has been retained by the end-user organization to manage the overall project. For years ended December 31, 1995 and 1996, 50% and 44%, respectively, of the Company's revenue was generated by serving as a member of consulting teams assembled by other information technology consulting firms.

     One customer accounted for approximately 13% of revenue in 1996. Accounts receivable due from this customer was $2,268,000 as of December 31, 1996. Another customer accounted for approximately 10% and 20% of revenue for 1995 and 1996, respectively. Accounts receivable due from this customer was $611,000 and $988,000 as of December 31, 1995 and 1996, respectively. Another customer accounted for approximately 12% of revenue for 1995. Accounts receivable due from this customer was $1,400,000 as of December 31, 1995.

  Foreign Operations

     Revenues from foreign operations were not significant in 1995 and 1996. Translation effects were not material.

  Income Taxes

     The Company accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which utilizes the liability method and results in the determination of deferred taxes based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates currently in effect.

  Net Income (Loss) Per Share

     Net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period after giving retroactive effect to the stock split (See Note 8). Pursuant to the requirements of the Securities and Exchange Commission, stock options and

                               INTELLIGROUP, INC.

warrants issued by the Company during the twelve months immediately preceding its initial public offering (see Note 8) have been included in computing net income (loss) per share as if they were outstanding for all periods using the treasury stock method.

  Financial Instruments

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables and unbilled services. Management of the Company believes the fair value of accounts receivable and unbilled services approximates the carrying value.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of December 31, 1995 and 1996:

                                                                 1995           1996
                                                              ----------     ----------
        Vehicles............................................  $   26,000     $   26,000
        Furniture...........................................      98,000         98,000
        Equipment...........................................     257,000      1,400,000
                                                              ----------       --------
                                                                 381,000      1,524,000
        Less -- Accumulated depreciation....................     (99,000)      (243,000)
                                                              ----------       --------
                                                              $  282,000     $1,281,000
                                                              ==========       ========

     Included in the above is $102,000 of equipment held under capital leases. Depreciation expense was $51,000 and $144,000 in 1995 and 1996, respectively.

NOTE 3 -- LINES OF CREDIT AND SUBORDINATED DEBENTURES

     In January 1997, the Company entered into a two-year credit agreement with a bank. The credit facility with the bank includes (i) a revolving line of credit pursuant to which the Company may borrow up to $7,500,000 (at the bank's prime rate plus 1/4 of 1% per annum) to finance the working capital needs of the Company and (ii) equipment term loans pursuant to which the Company may borrow up to an aggregate of $350,000 (at the bank's prime rate plus 3/4 of 1% per annum) to purchase equipment. The credit limit of the revolving line of credit is the lesser of $7,500,000 or the Company's borrowing base. Such borrowing base is 70% of the Company's eligible accounts receivable at the time of any loan under the revolving line of credit. The credit agreement contains covenants which, among other things, require the maintenance of a minimum working capital ratio and a minimum net worth, as defined, and prohibit distribution of cash dividends. The Company's obligations under the credit agreement are collateralized by substantially all of the Company's assets. The Company's obligations under the credit facility are payable at the expiration of such facility on January 22, 1999.

     The Company had available, under an agreement with a bank, a $50,000 line of credit bearing interest at the bank's prime lending rate plus 2%, which was collateralized by all Company assets and personally guaranteed by one of the Company's shareholders. The line of credit expired May 26, 1996 and was repaid in November 1996. The outstanding balance as of December 31, 1995 was $45,000.

     In March 1996, in anticipation of the financing discussed below, the Company obtained a $750,000 line of credit, payable on demand, from a bank. Aggregate borrowings in the amount of $300,000 were repaid and the line of credit was terminated by the Company in accordance with the financing described below.

     In April 1996, the Company issued $6,000,000 of five-year, 9% subordinated debentures. All principal and interest was due at maturity (April 2001). The debentures were issued with detachable warrants to purchase Common Stock of the Company (See Note 7). Proceeds from the debentures were allocated

                               INTELLIGROUP, INC.

between the debentures and the warrants based on estimated fair value which resulted in a discount on the debentures (based on a 15% interest rate) and a value assigned to the warrants of $1,400,000. A portion of the net proceeds of the Company's initial public offering (see Note 8) was used to repay the subordinated debentures which resulted in an extraordinary charge of $1,148,000, net of an income tax benefit of $296,000.

     Subsequent to the issuance of the subordinated debentures, the Company purchased and retired 4,881,066 shares of its Common Stock for $1,500,000 from its shareholders.

NOTE 4 -- LOANS PAYABLE TO FACTORS

     On October 20, 1995, the Company entered into a factoring agreement with a financing institution (the "Factor") under which the Company was required to offer all its trade accounts receivable to the Factor for financing; however, the Factor was not obligated to accept them. The agreement had a term of one year with automatic one-year renewals unless the Company or the Factor gave notice of cancellation. The Factor charged an administration fee of 0.75% on each invoice plus an additional 0.75% for each 15-day increment the invoice remained unpaid, to a maximum of 120 days, or 6.5%. If the amount of a factored receivable was not paid by reason of financial inability of the customer, the Company was not liable to reimburse the Factor. If, however, the Factor, through legal action or otherwise, settled, compromised or assigned the claim for any receivable, the amount of any reduction resulting from such settlement, compromise or assignment reduced the balance due to the Company. The Company used approximately $4.4 million of the net proceeds from the Company's initial public offering to repay loans from the Factor (See Note 8). The Factor agreement was terminated in October 1996.

     The Company had factoring agreements with a former financing institution under which it could sell qualified trade accounts receivable, with recourse provisions. The agreements, which were terminated in October 1995 required the Company to repurchase or replace any receivable remaining uncollected for more than 120 days.

NOTE 5 -- INCOME TAXES

     Income tax attributable to income from continuing operations consists of the following:

                                                                             1996
                                                                           ---------
        Current:
          Federal........................................................  $ 631,000
          State..........................................................    200,000
                                                                           ---------
                                                                             831,000
                                                                           ---------
        Deferred:
          Federal........................................................   (259,000)
          State..........................................................    (72,000)
                                                                           ---------
                                                                            (331,000)
                                                                           ---------
                  Total..................................................  $ 500,000
                                                                           =========

                               INTELLIGROUP, INC.

     The provision for income taxes differs from the amount computed by applying the statutory rate of 35% to income (loss) before income taxes. The principal reasons for this difference are:

                                                                         1995     1996
                                                                         ----     ----
        Tax at federal statutory rate..................................  (35% )    35%
        Nondeductible expenses.........................................   --        1
        State income tax, net of federal benefit.......................   --       (3)
        Utilization of net operating loss carryforwards................   --       (8)
        Foreign losses for which no benefit is available...............   --        9
        Changes in valuation allowance.................................   35      (14)
                                                                         ---      ---
        Effective tax rate.............................................   -- %     20%
                                                                         ===      ===

     Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities under SFAS No. 109 as of December 31, 1995 and 1996 are as follows:

                                                                 1995          1996
                                                               ---------     ---------
        Deferred tax assets:
          Allowance for doubtful accounts....................  $ 234,000     $ 224,000
          Certain accrued liabilities........................    207,000       146,000
          Net operating losses...............................    227,000       131,000
          Other..............................................         --        37,000
                                                               ---------     ---------
        Total deferred tax assets............................    668,000       538,000
        Valuation allowance for deferred tax assets..........   (668,000)     (207,000)
                                                               ---------     ---------
        Net deferred tax assets..............................  $      --     $ 331,000
                                                               =========     =========

     Realization of the net deferred tax assets is dependent on the timing of the reversal of other temporary differences. Although realization is not assured, management believes it is more likely than not, that the majority of the 1996 net deferred tax assets will be realized. The Company reduced their valuation allowance in 1996 as a result of current and anticipated future profitability. The Company's 1996 valuation allowance relates primarily to the net operating loss of a foreign subsidiary which is yet to be profitable.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     Commencing June 1, 1996, the Company entered into two year employment agreements with five employees with aggregate annual compensation of $935,000.

  Payroll and Related Taxes

     As of December 31, 1995, the Company had $1,000,000 included in accrued payroll and related taxes related to unpaid federal and state payroll related taxes for certain employees. As a result of the Company's voluntary disclosure to the Internal Revenue Service ("IRS") on June 5, 1996, the IRS issued an audit assessment to the Company for $814,000 which had been included in the above accrual. The assessment was paid in 1996. The Company's principal shareholders have agreed to indemnify the Company for any and all losses which the Company may sustain in excess of the amounts accrued as of December 31, 1995 arising from or relating to federal or state tax, interest or penalty payment obligations, net of any tax benefits realized by the Company, resulting from the subject matter discussed above.

                               INTELLIGROUP, INC.

  Leases

     The Company leases office space and office equipment under capital and operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1996. Future minimum aggregate annual lease payments are as follows:

                   FOR THE YEARS ENDING DECEMBER 31,             CAPITAL      OPERATING
        -------------------------------------------------------  --------     ---------
        1997...................................................  $ 37,000     $ 254,000
        1998...................................................    37,000       245,000
        1999...................................................    20,000       221,000
        2000...................................................    20,000        19,000
        2001...................................................        --        16,000
                                                                 --------
                                                                  114,000
        Less -- Interest.......................................   (37,000)
                                                                 --------
                                                                   77,000
        Less -- Current portion................................   (20,000)
                                                                 --------
                                                                 $ 57,000
                                                                 ========

     Rent expense for the years ended December 31, 1995 and 1996 was $74,000 and $176,000, respectively.

  Legal

     The Company is being investigated by the Immigration and Naturalization Service concerning possible violations of the Immigration Reform and Control Act of 1990. Although a notice of intent to fine has not been served upon the Company and therefore the potential for fines is not known, the Company believes that fines, if any, would not have a material effect on the Company's results of operations or financial condition.

     The Company is engaged in certain other legal and administrative proceedings. Management believes the outcome of these proceedings will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 7 -- STOCK OPTION PLANS AND WARRANTS

     The Company's 1996 Stock Plan (the "Plan") permits the granting of options to employees, non-employee directors and consultants. The Plan is administered by the Option Committee of the Board of Directors, which generally has the authority to select individuals who are to receive options and to specify the terms and conditions of each option so granted, including the number of shares covered by the option, the type of option (incentive stock option or non-qualified stock option), the exercise price, vesting provisions, and the overall option term. A total of 1,450,000 shares of Common Stock have been reserved for issuance under the Plan. In June 1996, effective July 1996, the Company granted options to purchase an aggregate of 500,000 shares of its Common Stock to certain employees at an exercise price of $8.00 per share. One-third of these options vest six months from date of grant with remaining options vesting over the following two years. At December 31, 1996, 492,000 of these options remain outstanding, none of which are exercisable. Eight thousand options were forfeited in 1996. Subsequent to December 31, 1996, the Company granted options to purchase an aggregate of 459,000 shares of its Common Stock to certain employees at an exercise price of $11.00 per share. All of the options issued pursuant to this Plan expire ten years from the date of grant.

     The 1996 Non-Employee Director Stock Option Plan provides for the granting of options to purchase a maximum of 140,000 shares of Common Stock of the Company to non-employee directors. Each person who was a director of the Company on the effective date of the Company's initial public offering or becomes a director of the Company thereafter, and who is not also an employee or officer of the Company, was or shall be

                               INTELLIGROUP, INC.

granted, on the effective date of such initial public offering or on the date on which he or she becomes a director, whichever is later, an option to purchase 20,000 shares of Common Stock, at an exercise price per share equal to the then fair market value of the shares. All options will vest in five equal installments, commencing one year after grant and have a ten-year term. Options to purchase 80,000 shares of the Company's Common Stock were granted in 1996 with exercise prices ranging from $10 to $12.125 per share with a weighted average exercise price of $10.78. At December 31, 1996 all of these options remain outstanding, none of which are exercisable.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 41%, risk-free interest rate of 5.6%; and expected lives of three years. The weighted-average grant-date fair value of options granted during the year was $2.93 per share.

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's two stock option plans been determined based on the fair value option pricing method of accounting, the Company's net income and earnings per share would have been reduced to $434,000 and $0.04, respectively.

     The subordinated debenture holders (see Note 3) received warrants for the purchase of up to 20.8% of the fully diluted common stock of the Company, as defined, at a nominal exercise price (less than $0.25 in the aggregate). The warrants were exercised in September 1996 which resulted in the issuance of 1,364,000 shares of the Company's Common Stock.

NOTE 8 -- INITIAL PUBLIC OFFERING, STOCK SPLIT AND PREFERRED STOCK AUTHORIZATION

     The Company's initial public offering for the sale of 2,050,000 shares of its common stock became effective on September 26, 1996 and the net proceeds of approximately $19,065,000 (before deducting expenses of the offering paid by the Company) were received on October 2, 1996. A portion of the net proceeds was used to prepay subordinated debentures and repay other debt (See Notes 3 and 4).

     In July 1996, the Company's Board of Directors recommended and shareholders approved an amendment to the Company's Certificate of Incorporation to effect an 81,351.1111-for-1 stock split. All common shares and per share amounts in the accompanying financial statements have been adjusted retroactively to give effect to the stock split. In addition, the Company's Board of Directors authorized a change in the Company's authorized capitalization to 25,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.

NOTE 9 -- SUBSEQUENT EVENT

     In June 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to register a maximum of 1,150,000 shares of the Company's Common Stock to sell to the public. Existing and prospective investors should consider, among other things, the risks and difficulties faced by the Company, including competition from existing companies offering the same or similar services, rapid technological change and management of growth. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                                  (UNAUDITED)

                                                                                   MARCH 31,
                                                                                     1997
                                                                                  -----------
                                           ASSETS
Current Assets:
  Cash and cash equivalents.....................................................  $ 5,330,000
  Accounts receivable, less allowance for doubtful accounts of $523,000.........    6,891,000
  Unbilled services.............................................................    6,029,000
  Deferred income taxes.........................................................      331,000
  Other current assets..........................................................      629,000
                                                                                  -----------
          Total current assets..................................................   19,210,000
Property and equipment, less accumulated depreciation of $299,000...............    2,272,000
Other assets....................................................................      374,000
                                                                                  -----------
                                                                                  $21,856,000
                                                                                  ===========

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..............................................................  $   653,000
  Accrued payroll and related taxes.............................................    2,079,000
  Accrued expenses and other liabilities........................................      548,000
  Income taxes payable..........................................................      504,000
  Current portion of obligations under capital leases...........................       20,000
                                                                                  -----------
          Total current liabilities.............................................    3,804,000
                                                                                  -----------
Obligations under capital leases, less current portion..........................       53,000
                                                                                  -----------
Commitments and contingencies
Shareholders' Equity
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none
     outstanding................................................................           --
  Common stock, $.01 par value, 25,000,000 shares authorized; 10,735,600 shares
     issued and outstanding.....................................................      107,000
  Additional paid-in capital....................................................   19,201,000
  Accumulated deficit...........................................................   (1,309,000)
                                                                                  -----------
          Total shareholders' equity............................................   17,999,000
                                                                                  -----------
                                                                                  $21,856,000
                                                                                  ===========

                See notes to consolidated financial statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997
                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED MARCH
                                                                                31,
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
Revenue...........................................................  $ 8,710,000     $15,738,000
Cost of sales.....................................................    6,423,000      11,336,000
                                                                    -----------     -----------
     Gross profit.................................................    2,287,000       4,402,000
Selling, general and administrative expenses......................    1,644,000       3,086,000
                                                                    -----------     -----------
     Operating income.............................................      643,000       1,316,000
                                                                    -----------     -----------
Other expenses (income):
  Interest expense (income), net..................................        7,000         (79,000)
  Factor charges..................................................      308,000              --
                                                                    -----------     -----------
                                                                        315,000         (79,000)
                                                                    -----------     -----------
Income before provision for income taxes..........................      328,000       1,395,000
Provision for income taxes........................................      101,000         558,000
                                                                    -----------     -----------
     Net income...................................................  $   227,000     $   837,000
                                                                    ===========     ===========
Earnings per share:
     Net income per share.........................................  $      0.02     $      0.08
                                                                    ===========     ===========
Shares used in per share calculation..............................   13,737,000      10,889,000
                                                                    ===========     ===========

                See notes to consolidated financial statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997
                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED MARCH
                                                                                31,
                                                                     -------------------------
                                                                       1996           1997
                                                                     ---------     -----------
Cash flows from operating activities:
  Net income.......................................................  $ 227,000     $   837,000
  Adjustments to reconcile net income to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.................................     24,000          56,000
     Provision for doubtful accounts...............................    205,000              --
  Changes in assets and liabilities:
     Accounts receivable...........................................   (436,000)      1,647,000
     Unbilled services.............................................    134,000      (3,113,000)
     Other current assets..........................................    (28,000)       (137,000)
     Other assets..................................................    (84,000)       (149,000)
     Cash overdraft................................................      8,000              --
     Accounts payable..............................................   (436,000)        247,000
     Accrued payroll and related taxes.............................    199,000         265,000
     Income taxes payable..........................................    100,000         (31,000)
     Accrued expenses and other liabilities........................    219,000        (720,000)
                                                                     -----------     ---------
          Net cash provided by (used in) operating activities......    132,000      (1,098,000)
                                                                     -----------     ---------
Cash flows from investing activities:
  Purchase of property and equipment...............................    (27,000)     (1,047,000)
                                                                     -----------     ---------
Cash flows from financing activities:
  Repayment of loans to factors, net...............................   (289,000)             --
  Proceeds from lines of credit, net...............................    198,000              --
  Principal payments under capital leases..........................     (6,000)         (4,000)
                                                                     -----------     ---------
          Net cash used in financing activities....................    (97,000)         (4,000)
                                                                     -----------     ---------
          Net increase (decrease) in cash and cash equivalents.....      8,000      (2,149,000)
Cash and cash equivalents at beginning of period...................     71,000       7,479,000
                                                                     -----------     ---------
Cash and cash equivalents at end of period.........................  $  79,000     $ 5,330,000
                                                                     ===========     =========
Supplemental disclosures of cash flow information:
  Cash paid for interest...........................................  $   7,000     $        --
                                                                     ===========     =========
  Cash paid for income taxes.......................................  $      --     $   586,000
                                                                     ===========     =========

                See notes to consolidated financial statements.

                      INTELLIGROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The consolidated financial statements and accompanying financial information as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position of the Company at such dates and the operating results and cash flows for those periods. The financial statements included herein have been prepared in accordance with generally accepted accounting principles and the instructions of Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1996.

     Results for interim periods are not necessarily indicative of results for the entire year.

(2) EARNINGS PER SHARE

     Net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period after giving retroactive effect to an 81,351.1111-for-1 stock split effected in July 1996. Pursuant to the requirements of the Securities and Exchange Commission, stock options and warrants issued by the Company during the twelve months immediately preceding the Company's initial public offering consummated in October 1996 have been included in computing net income per share as if they were outstanding for all periods prior to the Initial Public Offering using the treasury stock method.

     In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 is effective for fiscal years ending after December 15, 1997, and, when adopted, it will require restatement of prior years' earnings per share and changes the method in which earnings per share will be determined. If the Company had adopted FAS 128 for the period ended March 31, 1997, there would have been no effect on earnings per share, on either the basic or diluted basis.

(3) LEGAL PROCEEDINGS

     The Company was being investigated by the Immigration and Naturalization Service (the "INS") and on April 2, 1997, the Company received two Notices of Intent to Fine from the INS in relation to violations by the Company of the Immigration Reform and Control Act of 1990. Specifically, the INS investigated whether the Company improperly employed certain foreign national individuals prior to their obtaining appropriate work authorization and failed to complete proper employment eligibility verification forms for all employees. The Company cooperated fully with the INS. Pursuant to settlement agreements signed April 28, 1997, fines totaling approximately $42,000 were assessed and paid by the Company. Such amounts were accrued as of December 31, 1996. The Company employs many foreign national individuals and has implemented procedures and controls which it believes will ensure full compliance with the Immigration Reform and Control Act of 1990 and related regulations. The Company now employs in-house counsel to oversee this function.

(4) SUBSEQUENT EVENT

     In June, 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to register a maximum of 1,150,000 shares of the Company's Common Stock to sell to the public.

======================================================

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                          ----------------------------

                               TABLE OF CONTENTS

                          ----------------------------

                                        Page
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   13
Dividend Policy.......................   13
Price Range of Common Stock...........   13
Capitalization........................   14
Selected Consolidated Financial
  Data................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   23
Management............................   33
Certain Transactions..................   39
Principal Shareholders................   41
Description of Capital Stock..........   43
Shares Eligible for Future Sale.......   46
Underwriting..........................   47
Legal Matters.........................   49
Experts...............................   49
Index to Consolidated Financial
  Statements..........................  F-1

======================================================
======================================================

                                1,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                           --------------------------
                                   PROSPECTUS
                           --------------------------
                             MONTGOMERY SECURITIES
                                               , 1997

======================================================

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, (iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, (iv) or for any transaction from which the director or officer derived an improper personal benefit.

     The registrant's Amended and Restated Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3). The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to amend such provisions.

     Article 11 of the registrant's Amended and Restated By-laws specifies that the registrant shall indemnify its directors and officers to the extent such parties are involved in or made a party to any action, suit or processing because he was a director or officer of the Company. The Company has agreed to indemnify such parties for their actual and reasonable expenses if such party acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and such party had no reasonable cause to believe his conduct was unlawful. This provision of the By-laws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to adopt, amend or repeal such provision of the By-laws.

     The registrant has executed indemnification agreements with each of its directors and executive officers pursuant to which the registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

     The registrant has liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law, or otherwise excluded by such insurance policy.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

     Reference is made to Section 8 of the Underwriting Agreement, the proposed form of which is filed as Exhibit One, in which the Underwriter agrees to indemnify the directors and officers of the registrant and certain other persons, against civil liabilities, including certain liabilities under the Securities Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement, other than underwriting discounts and commissions:

    SEC registration fee....................................................  $  3,760.16
    NASD filing fee.........................................................     1,740.85
    Nasdaq National Market additional listing fee...........................    17,500.00
    Counsel fees and expenses...............................................   100,000.00
    Accounting fees and expenses............................................    50,000.00
    Blue sky fees and expenses..............................................     5,000.00
    Printing expenses.......................................................    35,000.00
    Transfer agent and registrar fees.......................................     5,000.00
    Miscellaneous...........................................................    11,998.99
                                                                               ----------
              Total.........................................................  $230,000.00
                                                                               ==========

---------------

     All of the above expenses will be paid by the registrant.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to all securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act:

          1. On March 31, 1994, the registrant issued an aggregate of 8,135,111 shares of Common Stock (on a post-stock split recapitalization basis) to Messrs. Koneru and Valluripalli in exchange for all of the issued and outstanding shares of Oxford Systems Inc.

          2. On April 19, 1996, the registrant issued to two venture capital funds 9.0% subordinated debentures with warrants to purchase up to 20.8% of the Common Stock of the Company for an aggregate purchase price of $6,000,000.

          3. On May 1, 1997 the registrant sold to Mr. Uma Pandey 14,667 shares of the registrant's Common Stock and on June 3, 1997 the registrant sold to Mr. Paul Coombs 28,000 shares of the registrant's Common Stock, each such sale being made pursuant to the exercise of stock options that were issued to each of Messrs. Pandey and Coombs on July 12, 1996 at an exercise price of $8.00 per share.

     No underwriter was employed by the registrant in connection with the issuance and sale of the securities described above. The registrant believes that the issuance and sale of all of the foregoing securities were exempt from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act as transactions made pursuant to a written contract relating to compensation. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access to information about the registrant.

     There were no other securities sold by the registrant within the past three years.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENTS.

     (a) Exhibits

EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------
 1            Form of Underwriting Agreement.
 2#           Agreement and Plan of Merger of the Company and its wholly owned subsidiary Oxford
              Systems Inc.
 3.1*         Amended and Restated Certificate of Incorporation.
 3.2*         Amended and Restated Bylaws.
 4.1*         Debenture and Warrant Purchase Agreement dated April 10, 1996 by and between the
              Company, Messrs. Pandey, Koneru and Valluripalli and Summit Ventures IV, L.P. and
              Summit Investors III, L.P.
 4.2*         Warrant Agreement dated April 10, 1996 by and between the Company and Summit
              Ventures IV, L.P. and Summit Investors III, L.P.
 4.3*         Registration Rights Agreement dated April 10, 1996 by and between the Company and
              Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.4*         Redemption Agreement dated April 10, 1996 by and between the Company and Summit
              Ventures IV, L.P. and Summit Investors III, L.P.
 4.5*         Shareholders Agreement dated April 10, 1996 by and between the Company, Messrs.
              Pandey, Koneru and Valluripalli and Summit Ventures IV, L.P. and Summit Investors
              III, L.P.
 5            Opinion of Buchanan Ingersoll as to validity of Common Stock.
10.1*         1996 Stock Plan of the Company.
10.2*         1996 Non-Employee Director Stock Option Plan.
10.3*         Employment Agreement dated June 1, 1996 between the Company and Ashok Pandey.
10.4*         Employment Agreement dated June 1, 1996 between the Company and Rajkumar Koneru.
10.5*         Employment Agreement dated June 1, 1996 between the Company and Nagarjun
              Valluripalli.
10.6*         Employment Agreement dated June 1, 1996 between the Company and Robert M. Olanoff, together with Change in Control Severance Pay Agreement dated June 1, 1996 between the Company and Robert M. Olanoff.
10.7*         Employment Agreement dated June 1, 1996 between the Company and Paul Coombs. See
              Exhibit 10.21.
10.8*         Form of Indemnification Agreement entered into by the Company and each of its directors and officers.
10.9*         Sublease Agreement between Micrognosis, Inc., as sublessor, the Company, as sublessee, with master lease.
10.10*        Employee's Invention Assignment and Confidentiality Agreement.
10.11         Intentionally Left Blank.
10.12*        Services Provider Agreement by and between Oracle Corporation and the Company dated July 26, 1994. See Exhibit 10.20.
10.13*        Amended and Restated Agreement by Messrs. Pandey, Koneru and Valluripalli dated
              July 16, 1996 to indemnify the Company for certain losses.
10.14*        Factoring Agreement by and between Access Capital, Inc. and the Company dated as of October 20, 1995, with exhibits. See Exhibit 10.17.
10.15*        Agreement of Waiver and Consent dated as of June 4, 1996 by and among the Company, certain shareholders of the Company, and Summit Ventures IV, L.P. and Summit
              Investors III, L.P., with Amendment No. 1 thereto. See Exhibit 10.24.
10.16*        Agreement by and between the Company and Intelligroup Asia Private Limited
              ("Intelligroup Asia") relating to operational control of Intelligroup Asia, with related agreements.

EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------
10.17#        Letter agreements terminating factoring arrangements by and between each of the
              Company and Oxford Systems Inc., and Access Capital, Inc. dated October 10, 1996.
              See Exhibit 10.14.
10.18#        Loan and Security Agreement between PNC Bank, National Association and the Company dated as of January 22, 1997, and related documents.
10.19         Intentionally Left Blank.
10.20#        Amendment No. 1 to Services Provider Agreement by and between Oracle Corporation and the Company dated December 30, 1996. See Exhibit 10.12.
10.21#        Amendment No. 1, dated February 18, 1997, to Employment Agreement dated June 1,
              1996, between the Company and Paul Coombs. See Exhibit 10.7.
10.22         R/3 National Logo Partner Agreement by and between SAP America, Inc. and the
              Company dated as of April 29, 1997.
10.23+        Employment Agreement dated December 6, 1996 between the Company and Anthony
              Knight, as amended on February 18, 1997.
10.24         Amended and Restated Agreement of Waiver and Consent dated June 6, 1997 by and among the Company, certain shareholders of the Company, Summit Ventures IV, L.P.
              and Summit Investors III, L.P. See Exhibit 10.15.
11            Statement re: Computation of per share earnings.
16*           Letter re: Change of Certifying Accountant.
21#           Subsidiaries of the Registrant.
23.1          Consent of Arthur Andersen LLP.
23.2          Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5 to the
              Registration Statement).
24            Powers of Attorney of certain officers and directors of the Company (contained on the signature page of this Registration Statement).
27.1          Financial Data Schedule for the year ended December 31, 1996.
27.2          Financial Data Schedule for the three months ended March 31, 1997.

---------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-5981) declared effective on September 26, 1996.

# Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 filed with the Securities and Exchange Commission on March 28, 1997.

+ Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997 filed with the Securities and Exchange Commission on May 14, 1997.

     (b) Financial Statement Schedules

     All financial statement schedules are omitted because the information is not required, or is otherwise included in the consolidated financial statements or the notes thereto.

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the Township of Iselin, State of New Jersey, on June 13, 1997.

                                          Intelligroup, Inc.

                                          By: /s/ ASHOK PANDEY
                                            ------------------------------------
                                            Ashok Pandey, President and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ashok Pandey and Robert M. Olanoff, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case, to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

              SIGNATURE                                 TITLE                         DATE
-------------------------------------    ------------------------------------    --------------

/s/ ASHOK PANDEY                         President, Chief Executive Officer      June 13, 1997
-------------------------------------    and Director (Principal Executive
Ashok Pandey                             Officer)

/s/ RAJKUMAR KONERU                      Executive Vice President and            June 13, 1997
-------------------------------------    Director
Rajkumar Koneru

/s/ NAGARJUN VALLURIPALLI                Executive Vice President and            June 13, 1997
-------------------------------------    Director
Nagarjun Valluripalli

/s/ ROBERT M. OLANOFF                    Chief Financial Officer, Treasurer      June 13, 1997
-------------------------------------    and Secretary (Principal Financial
Robert M. Olanoff                        and Accounting Officer)

/s/ KLAUS BESIER                         Director                                June 13, 1997
-------------------------------------
Klaus Besier

/s/ DAVID FINLEY                         Director                                June 13, 1997
-------------------------------------
David Finley

/s/ KEVIN P. MOHAN                       Director                                June 13, 1997
-------------------------------------
Kevin P. Mohan

/s/ THOMAS S. ROBERTS                    Director                                June 13, 1997
-------------------------------------
Thomas S. Roberts

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                           DESCRIPTION OF EXHIBIT                               PAGE
-----------   -----------------------------------------------------------------------  ------------
 1            Form of Underwriting Agreement.
 2#           Agreement and Plan of Merger of the Company and its wholly owned subsidiary Oxford Systems Inc.
 3.1*         Amended and Restated Certificate of Incorporation.
 3.2*         Amended and Restated Bylaws.
 4.1*         Debenture and Warrant Purchase Agreement dated April 10, 1996 by and between the Company, Messrs. Pandey, Koneru and Valluripalli and Summit
              Ventures IV, L.P. and Summit Investors III, L.P.
 4.2*         Warrant Agreement dated April 10, 1996 by and between the Company and
              Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.3*         Registration Rights Agreement dated April 10, 1996 by and between the
              Company and Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.4*         Redemption Agreement dated April 10, 1996 by and between the Company and Summit Ventures IV, L.P. and Summit Investors III, L.P.
 4.5*         Shareholders Agreement dated April 10, 1996 by and between the Company,
              Messrs. Pandey, Koneru and Valluripalli and Summit Ventures IV, L.P.
              and Summit Investors III, L.P.
 5            Opinion of Buchanan Ingersoll as to validity of Common Stock.
10.1*         1996 Stock Plan of the Company.
10.2*         1996 Non-Employee Director Stock Option Plan.
10.3*         Employment Agreement dated June 1, 1996 between the Company and Ashok
              Pandey.
10.4*         Employment Agreement dated June 1, 1996 between the Company and
              Rajkumar Koneru.
10.5*         Employment Agreement dated June 1, 1996 between the Company and
              Nagarjun Valluripalli.
10.6*         Employment Agreement dated June 1, 1996 between the Company and Robert
              M. Olanoff, together with Change in Control Severance Pay Agreement dated June 1, 1996 between the Company and Robert M. Olanoff.
10.7*         Employment Agreement dated June 1, 1996 between the Company and Paul
              Coombs. See Exhibit 10.21.
10.8*         Form of Indemnification Agreement entered into by the Company and each of its directors and officers.
10.9*         Sublease Agreement between Micrognosis, Inc., as sublessor, the
              Company, as sublessee, with master lease.
10.10*        Employee's Invention Assignment and Confidentiality Agreement.
10.11         Intentionally Left Blank.
10.12*        Services Provider Agreement by and between Oracle Corporation and the
              Company dated July 26, 1994. See Exhibit 10.20.
10.13*        Amended and Restated Agreement by Messrs. Pandey, Koneru and
              Valluripalli dated July 16, 1996 to indemnify the Company for certain losses.
10.14*        Factoring Agreement by and between Access Capital, Inc. and the Company dated as of October 20, 1995, with exhibits. See Exhibit 10.17.

                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                           DESCRIPTION OF EXHIBIT                               PAGE
-----------   -----------------------------------------------------------------------  ------------
10.15*        Agreement of Waiver and Consent dated as of June 4, 1996 by and among the Company, certain current shareholders of the Company, and Summit
              Ventures IV, L.P. and Summit Investors III, L.P., with Amendment No. 1 thereto. See Exhibit 10.24.
10.16*        Agreement by and between the Company and Intelligroup Asia Private
              Limited ("Intelligroup Asia") relating to operational control of
              Intelligroup Asia, with related agreements.
10.17#        Letter agreements terminating factoring arrangements by and between each of the Company and Oxford Systems Inc., and Access Capital, Inc.
              dated October 10, 1996. See Exhibit 10.14.
10.18#        Loan and Security Agreement between PNC Bank, National Association and the Company dated as of January 22, 1997, and related documents.
10.19         Intentionally Left Blank.
10.20#        Amendment No. 1 to Services Provider agreement by and between Oracle
              Corporation and the Company dated December 30, 1996. See Exhibit 10.12.
10.21#        Amendment No. 1, dated February 18, 1997, to Employment Agreement dated
              June 1, 1996, between the Company and Paul Coombs. See Exhibit 10.7.
10.22         R/3 National Logo Partner Agreement by and between SAP America, Inc.
              and the Company dated as of April 29, 1997.
10.23+        Employment Agreement dated December 6, 1996 between the Company and
              Anthony Knight, as amended on February 18, 1997.
10.24         Amended and Restated Agreement of Waiver and Consent dated June 6, 1997 by and among the Company, certain shareholders of the Company, Summit
              Ventures IV, L.P. and Summit Investors III, L.P. See Exhibit 10.15.
11            Statement re: Computation of per share earnings.
16*           Letter re: Change of Certifying Accountant.
21#           Subsidiaries of the Registrant.
23.1          Consent of Arthur Andersen LLP.
23.2          Consent of Buchanan Ingersoll (contained in the opinion filed as
              Exhibit 5 to the Registration Statement).
24            Powers of Attorney of certain officers and directors of the Company
              (contained on the signature page of this Registration Statement).
27.1          Financial Data Schedule for the year ended December 31, 1996.
27.2          Financial Data Schedule for the three months ended March 31, 1997.

---------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-5981) declared effective on September 26, 1996.

# Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 filed with the Securities and Exchange Commission on March 28, 1997.

+ Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997 filed with the Securities and Exchange Commission on May 14, 1997.